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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HERITAGE COMMERCE CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HERITAGE COMMERCE CORP

April [    •    ], 2019

Dear Shareholder:

        You are cordially invited to attend the 2019 Annual Meeting of Shareholders, which will be held at 1:00 p.m., Pacific Daylight Time (PDT) on Thursday, May 23, 2019, at Heritage Commerce Corp's offices, located at 150 Almaden Boulevard, San Jose, California, 95113.

        The accompanying Notice of Annual Meeting and proxy statement describe the business that will be conducted at the meeting and provide information about Heritage Commerce Corp. We have also enclosed our 2018 Annual Report on Form 10-K.

        Your continued support is appreciated and we hope you will attend the Annual Meeting. Whether or not you are personally present, it is very important that your shares be represented at the meeting. Accordingly, please sign, date, and promptly mail the enclosed proxy card. You may also vote over the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

Jack W. Conner	Walter T. Kaczmarek
Chairman of the Board	President and Chief Executive Officer

150 Almaden Boulevard, San Jose, California 95113     •    Telephone (408) 947-6900     •    Fax (408) 947-6910

HERITAGE COMMERCE CORP
150 Almaden Boulevard
San Jose, California 95113

Notice of Annual Meeting of Shareholders

Date and Time:	Thursday, May 23, 2019, at 1:00 p.m., Pacific Daylight Time (PDT).
Place:	Heritage Commerce Corp's offices located at 150 Almaden Boulevard, San Jose, California 95113.
Items of Business:	1.	To elect 10 members of the Board of Directors, each for a term of one year;
	2.	To approve an advisory proposal on the Company's executive compensation;
	3.	To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our comment stock from 60,000,000 to 100,000,000;
	4.	To ratify the selection of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019; and
	5.	To transact such other business as may properly come before the meeting, and any adjournment or postponement.
Record Date:	You can vote if you are a shareholder of record on March 28, 2019.
Mailing Date:
The proxy materials are being distributed to our shareholders on or about April [•], 2019, and include our Annual Report on Form 10-K, Notice of Annual Meeting, this proxy statement, and proxy or voting instruction card.
Important Notice Regarding the Internet Availability of Proxy Materials:
The proxy statement and Annual Report on Form 10-K are available at www.heritagecommercecorp.com. Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed proxy card.

By Order of the Board of Directors,

Deborah Reuter Executive Vice President and Corporate Secretary

April [    •    ], 2019
San Jose, California

i

ii

PROXY STATEMENT FOR HERITAGE COMMERCE CORP
2019 ANNUAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

        We sent you this proxy statement and the enclosed proxy card because our Board of Directors (the "Board of Directors" or the "Board") is soliciting your proxy to vote at the 2019 Annual Meeting of Shareholders. This proxy statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. You may also vote by telephone or the Internet by following the instructions on the proxy card.

        Along with this proxy statement, we are also sending you the Heritage Commerce Corp 2018 Annual Report on Form 10-K, which includes our consolidated financial statements. Heritage Commerce Corp is also referred to in this proxy statement as the "Company."

Who is entitled to vote?

        We will begin sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April [    •    ], 2019, to all shareholders entitled to vote. Shareholders who were the record owners of the Company's common stock at the close of business on March 28, 2019, are entitled to vote. On this record date, there were [    •    ] shares of common stock outstanding.

What constitutes a quorum?

        A majority of the outstanding shares of the common stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How many votes do I have?

        Each share of common stock entitles you to one vote in person or by proxy, for each share of common stock outstanding in your name on the books of the Company as of March 28, 2019, the record date for the Annual Meeting on any matter submitted to a vote of the shareholders, except that in connection with the election of directors (Proposal 1), you may cumulate your shares (see "What is cumulative voting and how do I cumulate my shares?" on page 3). The proxy card indicates the number of votes that you have as of the record date.

Is voting confidential?

        We have a confidential voting policy to protect the privacy of our shareholders' votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other nominees are kept confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions.

How do I vote by proxy?

        You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. If you hold your shares as a shareholder of record, you may vote by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided. You may also vote by telephone or over the Internet (see page 3). Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

        If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

  •
  "FOR" the election of all 10 nominees for director;

  •
  "FOR" the approval of the advisory proposal on the Company's executive compensation;

  •
  "FOR" the approval of the amendment to the Articles of Incorporation to increase the number of authorized shares; and

  •
  "FOR" the ratification of the selection of Crowe LLP as our independent registered public accounting firm for 2019.

        For the election of directors (Proposal 1), a shareholder may withhold authority for the proxy holders to vote for any one or more of the nominees by marking the enclosed proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of the Company. Your proxy does not have an obligation to vote for nominees not identified on the preprinted proxy card (that is, write-in candidates). Should any shareholder attempt to "write in" a vote for a nominee not identified on the preprinted card (and described in these proxy materials), your proxy will NOT vote the shares represented by your proxy card for any such write-in candidate, but will instead vote the shares for any and all other indicated candidates. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy will have discretionary authority to vote for a substitute who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy intends to vote all of the proxies in such a manner, in accordance with the cumulative voting, as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, in their sole discretion.

What do I have to do to vote my shares if they are held in the name of my broker?

        If your shares are held by your broker, sometimes called "street name" shares, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. A "broker non-vote" occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Proposal 1 (election of directors), Proposal 2 (advisory proposal on the executive compensation), and Proposal 3 (approval of the amendment to the Articles of Incorporation to increase the number of authorized shares) are non-routine items on which a broker may vote only if the beneficial owner has provided voting instructions. Proposal 4 (ratification of independent registered public accounting firm) is a routine item.

What are the procedures for attending the Annual Meeting?

        Only shareholders owning the Company's common stock at the close of business on March 28, 2019, or their legal proxy holders, are entitled to attend the Annual Meeting. You must present photo identification for admittance. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your admission to the Annual Meeting. If you are not a shareholder of record but hold shares through a bank, broker or other nominee, you must provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to

March 28, 2019, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

How do I vote in person?

        If you plan to attend the Annual Meeting and desire to vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

May I vote over the Internet or by telephone?

        Shareholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

        If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or over the Internet. Most U.S. banks and brokerage firms are clients of Broadridge Financial Solutions ("Broadridge"). As such, shareholders who receive either a paper copy of their proxy statement or electronic delivery notification have the opportunity to vote by telephone or over the Internet. If your bank or brokerage firm is a Broadridge client, your proxy card or Voting Instruction Form ("VIF") will provide the instructions. If your proxy card or VIF does not provide instructions for Internet and telephone voting, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

What is cumulative voting and how do I cumulate my shares?

        For the election of directors (Proposal 1), California law provides that a shareholder of a California corporation, or his/her proxy, may cumulate votes in the election of directors. That is, each shareholder may cast that number of votes equal to the number of shares owned by him/her, multiplied by the number of directors to be elected, and he/she may cumulate such votes for a single candidate or distribute such votes among as many candidates as he/she deems appropriate.

        Certain affirmative steps must be taken by you in order to be entitled to vote your shares cumulatively for the election of directors. At the shareholders' meeting at which directors are to be elected, no shareholder is entitled to cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of the shareholder's shares) unless the candidates' names have been placed in nomination at the meeting and prior to the commencement of the voting and at least one shareholder has given notice at the meeting and prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

        The proxies designated on your proxy card do not, at this time, intend to cumulate votes, to the extent they have the shareholder's discretionary authority to do so, pursuant to the proxies solicited in this proxy statement unless another shareholder gives notice to cumulate, in which case your proxy may cumulate votes in accordance with the recommendations of the Board of Directors. Therefore, discretionary authority to cumulate votes in such an event is solicited in this proxy statement.

May I change my vote after I return my proxy?

        If you fill out and return the enclosed proxy card, or vote by telephone or over the Internet, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of four ways:

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  You may send to the Company's Corporate Secretary another completed proxy card with a later date.

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  You may notify the Company's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

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  You may attend the Annual Meeting and vote in person.

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  If you have voted your shares by telephone or over the Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

What if I receive multiple proxy cards?

        If you receive multiple proxy cards, your shares are probably registered differently or are in more than one account. Vote all proxy cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, EQ Shareowner Services, 1-866-883-3382; otherwise, contact your bank, broker or other nominee.

What vote is required to approve each proposal?

        Approval of Proposal 1 (election of directors) requires a plurality of votes cast for each nominee. This means that the 10 nominees who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate "WITHHOLD AUTHORITY" to vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. Abstentions will not have any effect on the outcome of the vote. You may cumulate your votes in the election of directors as described under "What is cumulative voting and how do I cumulate my shares?" on page 3. Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

        Proposal 3 (approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares) requires the affirmative vote of a majority of the shares issued and outstanding on the Record Date. For purposes of Proposal 3, abstentions and broker non-votes will have the same effect as a negative vote.

        Proposal 2 (advisory proposal on the executive compensation) and Proposal 4 (ratification of independent registered public accounting firm) each requires a vote that satisfies two criteria: (i) the affirmative vote for the proposal must constitute a majority of the common shares present or represented or by proxy and voting on the proposal at the Annual Meeting; and (ii) the affirmative vote for the proposal must constitute a majority of the common shares required to constitute the quorum. For purposes of Proposal 2 and 4, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for 2019 is a matter on which a broker or other nominee is generally empowered to vote and, therefore, no broker non-votes are expected to exist with respect to Proposal 4.

How will voting on any other business be conducted?

        Your proxy card confers discretionary authority to your proxy to vote your shares on the matters which may properly be presented for action at the Annual Meeting, and may include action with respect to procedural matters pertaining to the conduct of the Annual Meeting.

What are the costs of soliciting these proxies?

        We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. We have hired Advantage Proxy to seek the proxies of custodians, such as brokers, which hold shares which belong to other people. This service will cost the Company approximately $4,500 plus expenses.

How do I obtain an Annual Report on Form 10-K?

        A copy of our 2018 Annual Report on Form 10-K accompanies this proxy statement. If you would like another copy of this report, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission ("SEC"), but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Please write to:

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
Attention: Executive Vice President and Corporate Secretary

        You can also find out more information about us at our website www.heritagecommercecorp.com. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. On our website you can access electronically filed copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 filings, and amendments to those reports and filings, free of charge. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information as of February 28, 2019, pertaining to beneficial ownership of the Company's common stock by persons known to the Company to own 5% or more of the Company's common stock, nominees to be elected to the Board of Directors, the executive officers named in the Summary Compensation Table presented in this proxy statement, and all directors and executive officers of the Company, as a group. This information has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company.

        For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of February 28, 2019, are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Name of Beneficial Owner(1)	Position	Shares Beneficially Owned(2)(3)		Exercisable Options	Percent of Class(3)
Michael E. Benito	Executive Vice President/Banking Division of Heritage Bank of Commerce	75,389	(4)(20)	27,000	0.17%
Julianne M. Biagini-Komas	Director	26,886	(5)	—	0.06%
Frank G. Bisceglia	Director	135,510	(6)	25,000	0.31%
Margo G. Butsch	Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce	13,035	(7)(20)	6,035	0.03%
Jack W. Conner	Director and Chairman of the Board	102,121	(8)	—	0.24%
Jason DiNapoli	Director	291,694	(9)	—	0.67%
Steven L. Hallgrimson	Director	124,673	(10)	6,345	0.29%
Walter T. Kaczmarek	Chief Executive Officer, President and Director	132,333	(11)(20)	15,000	0.31%
Lawrence D. McGovern	Executive Vice President and Chief Financial Officer	105,206	(12)(20)	30,000	0.24%
Robert T. Moles	Director	71,677	(13)	21,500	0.17%
Laura Roden	Director	28,273	(14)	10,700	0.07%
Ranson W. Webster	Director	633,851	(15)	25,000	1.46%
Keith A. Wilton	Executive Vice President, Director, and Chief Operating Officer and President of Heritage Bank of Commerce	94,058	(16)(20)	—	0.22%
All directors, and executive officers (13 individuals)		1,834,706			4.22%
BlackRock Inc.		3,028,833	(17)		7.00%
Dimensional Fund Advisors LP., Inc.		2,221,513	(18)		5.13%
T. Rowe Price Associates, Inc.		6,064,670	(19)		14.01%

1.
Except as otherwise noted, the address for all persons is c/o Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California, 95113.

2.
Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted. Listed amounts reflect all previous stock splits and stock dividends.

3.
Includes shares beneficially owned (including options exercisable within 60 days of February 28, 2019, as shown in the "Exercisable Options" column).

4.
Includes 16,125 shares of restricted stock that have not vested and of which Mr. Benito has the right to vote.

5.
Includes 1,190 shares of restricted stock that have not vested and of which Ms. Biagini-Komas has the right to vote.

6.
Includes 93,237 shares as one of two trustees of the Bisceglia Family Trust, and 11,000 shares held by Mr. Bisceglia in a personal Individual Retirement Account. Also includes 1,632 shares of restricted stock that have not vested and of which Mr. Bisceglia has the right to vote.

7.
Includes 7,000 shares of restricted stock that have not vested and of which Ms. Butsch has the right to vote.

8.
Includes 19,515 shares held by Mr. Conner's spouse. Also includes 2,117 shares of restricted stock that have not vested and of which Mr. Conner has the right to vote.

9.
Includes 251,694 shares held by a partnership and 20,000 shares held by Mr. DiNapoli's children.

10.
Includes 90,628 shares held directly. Includes 3,500 shares held in a SEP IRA account, 2,000 shares held in a personal IRA account, 4,000 shares held in Mr. Hallgrimson's private foundation, 3,000 shares held by Mr. Hallgrimson's spouse, 7,000 shares in a limited liability company with his son, 2,900 shares that Mr. Hallgrimson holds as trustee of various trusts and 5,300 shares held in accounts of others over which Mr. Hallgrimson has voting and investment power. Also includes 1,632 shares of restricted stock that have not vested and of which Mr. Hallgrimson has the right to vote.

11.
Includes 41,000 shares held in a personal Individual Retirement Account. Also includes 45,731 shares of restricted stock that have not vested and of which Mr. Kaczmarek has the right to vote.

12.
Includes 4,980 shares held by Mr. McGovern in a personal Individual Retirement Account. Also includes 22,350 shares of restricted stock that have not vested and of which Mr. McGovern has the right to vote.

13.
Includes 18,295 shares held by Mr. Moles' spouse. Also includes 1,632 shares of restricted stock that have not vested and of which Mr. Moles has the right to vote.

14.
Includes 1,632 shares of restricted stock that have not vested and of which Ms. Roden has the right to vote.

15.
Includes 8,493 shares held indirectly. Also includes 1,632 shares of restricted stock that have not vested and of which Mr. Webster has the right to vote.

16.
Includes 28,000 shares of restricted stock that have not vested and of which Mr. Wilton has the right to vote.

17.
BlackRock, Inc. is an investment management firm and may be deemed to beneficially own 3,028,833 shares of the Company which are held of record by clients of BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. All of the foregoing information has been obtained by Schedule 13G filed with the SEC on February 4, 2019.

18.
Dimensional Fund Advisors LP is an investment management firm and may be deemed to beneficially own 2,221,513 shares of the Company which are held of record by clients of Dimensional Fund Advisors LP. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. All of the foregoing information has been obtained by Schedule 13G filed with the SEC on February 8, 2019.

19.
T. Rowe Price Associates, Inc. is an investment management firm and may be deemed to beneficially own 6,064,670 shares of the Company which are held of record by clients of T. Rowe Price Associates, Inc. the address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202. All of the foregoing information has been obtained by Schedule 13G filed with the SEC on February 14, 2019.

20.
The Company's Employee Stock Ownership Plan owns 108,270 shares of our common stock, all of which have been allocated. These include shares held for the account of the following named executive officers and includes in the table for Mr. Kaczmarek 1,906 shares, Mr. McGovern 5,506 shares, Mr. Benito 2,289 shares, and zero shares for Ms. Butsch and Mr. Wilton. Mr. Kaczmarek and Mr. McGovern are two of the three trustees of the Employee Stock Ownership Plan. As trustees, they have the power to vote any unallocated shares of the Employee Stock Ownership Plan (currently no shares are unallocated) and allocated shares for which voting instructions are not otherwise provided.

CORPORATE GOVERNANCE AND BOARD MATTERS

        The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board continually reviews its governance policies and practices, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the Nasdaq Stock Market, to help ensure that such policies and practices are compliant and up to date.

Board of Directors

  Board Independence

        In 2018 eight (8) out of nine (9) members of the Board of Directors were independent directors, as defined by the applicable rules and regulations of the Nasdaq Stock Market, as follows:

Julianne M. Biagini-Komas Frank G. Bisceglia Jack W. Conner, Chairman of the Board J. Philip DiNapoli* Jason DiNapoli* Steven L. Hallgrimson Robert T. Moles Laura Roden Ranson W. Webster

*
J. Philip DiNapoli retired from the Board of Directors and Jason DiNapoli joined the Board of Directors in July 2018.

  Board and Committee Meeting Attendance

        During the fiscal year ended December 31, 2018, our Board of Directors held a total of 12 meetings. For the meetings directors were qualified to attend in 2018, each incumbent director who was a director during 2018 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by the standing committees of the Board on which such director served.

  Director Attendance at Annual Meetings of Shareholders

        The Board believes it is important for all directors to attend the Annual Meeting of Shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company's policy is to encourage, but not require, attendance by each director at the Company's Annual Meeting of Shareholders. All of the directors of the Company are encouraged to attend the Annual Meeting of Shareholders and at the 2018 Annual Meeting of Shareholders all of our directors were in attendance.

  Communications with the Board

        Shareholders may communicate with the Board of Directors, including a committee of the Board or individual directors, by writing to the Corporate Secretary, Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113. Each communication from a shareholder should include the following information in order to permit shareholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

  •
  The name, mailing address and telephone number of the shareholder sending the communication; and

  •
  If the shareholder is not a record holder of our common stock, the name of the record holder of our common stock beneficially owned must be identified along with the shareholder.

        Our Corporate Secretary will forward all appropriate communications to the Board or individual members of the Board specified in the communication. Our Corporate Secretary may (but is not required to) review all correspondence addressed to the Board or any individual member of the Board, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

  Nomination of Directors

        The Company has a Corporate Governance and Nominating Committee. The duties of the Corporate Governance and Nominating Committee include the recommendation of candidates for election to the Company's Board of Directors.

        The Corporate Governance and Nominating Committee's minimum qualifications for a director are persons of high ethical character who have both personal and professional integrity, which is consistent with the image and values of the Company. The Corporate Governance and Nominating Committee considers some or all of the following criteria in considering candidates to serve as directors:

  •
  commitment to ethical conduct and personal and professional integrity as evidenced through the person's business associations, diversity, service as a director or executive officer or other commitment to ethical conduct and personal and professional integrity as evidenced in organizations and/or education;

  •
  objective perspective and mature judgment developed through business experiences and/or educational endeavors;

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  the candidate's ability to work with other members of the Board of Directors and management to further our goals and increase shareholder value;

  •
  the ability and commitment to devote sufficient time to carry out the duties and responsibilities as a director;

  •
  demonstrated experience at policy making levels in various organizations and in areas that are relevant to our activities;

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  the skills and experience of the potential nominee in relation to the capabilities already present on the Board of Directors; and

  •
  such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the Nasdaq Stock Market.

        The Corporate Governance and Nominating Committee does not have a separate policy for consideration of any director candidates recommended by shareholders. Instead, the Corporate Governance and Nominating Committee considers any candidate meeting the requirements for nomination by a shareholder set forth in the Company's Bylaws (as well as applicable laws and regulations) in the same manner as any other director candidate. The Corporate Governance and Nominating Committee believes that requiring shareholder recommendations for director candidates to comply with the requirements for nominations in accordance with the Company's Bylaws ensures that the Corporate Governance and Nominating Committee receives at least the minimum information necessary for it to begin an appropriate evaluation of any such director nominee.

        Section 5.14 of the Company's Bylaws provide that any shareholder must give advance written notice to the Company of an intention to nominate a director at a shareholder meeting. Notice of intention to make any nominations must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business 90 days nor earlier than the close of business 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company.

        To be in proper written form, a shareholder's notice to the Corporate Secretary must provide as to each person, whom the shareholder proposes to nominate for election as a director (each referred to as the "Nominee"): (1) all information relating to the Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act"); (2) the Nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (3) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the Nominee and the identities and locations of any such institutions; (4) whether the Nominee has ever been convicted of or pleaded nolo contender to any criminal offensive involving dishonestly or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; (5) a written statement executed by the Nominee acknowledging that as a director of the Company, the Nominee will owe a fiduciary duty exclusively to the Company and its shareholders; (6) a representation whether the Nominee satisfies the requirements of Section 2.2(b) of the Company's Bylaws (see below); (7) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the Nominee respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the Nominee; and (8) a description of all arrangements or understandings between the shareholder and the Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder.

        The notice must also set forth with respect to the shareholder submitting the nomination: (1) the name and address of the shareholder (and beneficial owner, if applicable), as it appears on the Company's books, (and of such beneficial owner, if applicable) and any other shareholders and beneficial owners known by such shareholder to be supporting the Nominee(s) for election; (2) the class or series and number of shares of capital stock of the Company that are, directly or indirectly, owned beneficially and of record by such shareholder (and by such beneficial owner, if applicable); (3) any derivative positions with respect to shares of capital stock of the Company held or beneficially held by or on behalf of such shareholder (and by or on behalf of such beneficial owner), the extent to which any hedging or other transaction or series of transactions has been entered into with respect to the shares of capital stock of the Company by or on behalf of such shareholder (and by or on behalf of such beneficial owner), and the extent to which any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such shareholder (and such beneficial owner) with respect to shares of capital stock of the Company; (4) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the Nominee; and (5) a representation whether the shareholder (or the beneficial owner, if any), intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee or otherwise to solicit proxies from shareholders in support of such nomination (and a copy of such documents must be provided with the notice). The information required of clauses (3) and (4) must be supplemented not later than ten days following the record date to disclose the information contained in clauses (3) and (4) above as of the record date.

        The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine: (1) the eligibility of the Nominee to serve as a director of the Company

(including the information required to be set forth in the shareholder's notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person's nomination was given); and (2) whether the Nominee qualifies as an "independent director" or "audit committee financial expert" under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Company.

        Nominees for the Board of Directors must also meet certain qualifications set forth in Section 2.2(b) of our Bylaws, which prohibit the election as a director of any person who is a director, executive officer, branch manager or trustee for any unaffiliated commercial bank, savings bank, trust company, savings and loan association, building and loan association, industrial bank or credit union that is engaged in business in: (1) any city, town or village in which the Company or any affiliate or subsidiary thereof has offices; or (2) any city, town or village adjacent to a city, town or village in which the Company or any affiliate or subsidiary thereof has offices.

        J. Philip DiNapoli retired from the Board of Directors in July 2018. Upon recommendation of the Corporate Governance and Nominating Committee, the Board of Directors elected Jason DiNapoli to fill the vacancy created by the resignation of J. Philip DiNapoli. Jason DiNapoli is the son of J. Philip DiNapoli.

        At the Board of Directors meeting held January 24, 2019, Walter T. Kaczmarek announced that he would be retiring as Chief Executive Officer and President of Heritage Commerce Corp and as Chief Executive Officer of Heritage Bank of Commerce effective August 8, 2019. Mr. Kaczmarek will continue as a member of the Board of Directors after his retirement. Upon recommendation of the Corporate Governance and Nominating Committee and in accordance with its succession plan, the Board of Directors elected Keith A. Wilton to succeed Mr. Kaczmarek as Chief Executive Officer and President of Heritage Commerce Corp and Heritage Bank of Commerce effective August 8, 2019. The Board of Directors also increased the size of the Board to 10 persons and elected Mr. Wilton to the Board of Directors effective February 1, 2019.

        The Corporate Governance and Nomination Committee has recommended the election of Jason DiNapoli and Keith A. Wilton as directors at the 2019 Annual Meeting.

  Diversity of the Board of Directors

        In considering diversity of the Board (in all aspects of that term) as a criteria for selecting nominees in accordance with its charter, the Corporate Governance and Nominating Committee takes into account various factors and perspectives, including differences of viewpoint, high quality business and professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee seeks persons with leadership experience in a variety of contexts and industries. The Committee believes that this expansive conceptualization of diversity is the most effective means to implement Board diversity. The Corporate Governance and Nominating Committee will assess the effectiveness of this approach as part of its annual review of its charter.

  Term of Office

        Directors serve for a one-year term or until their successors are elected. The Board does not have term limits, instead preferring to rely upon the evaluation procedures described herein as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of the shareholders and the Company.

  Board Committees

        The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Finance and Investment Committee, and Strategic Initiatives Committee. In addition, Heritage Bank of Commerce maintains a Loan Committee. An independent director, as defined by the applicable rules and regulations of the Nasdaq Stock Market, chairs the Board and its other standing committees (including Heritage Bank of Commerce's Loan Committee). The Chair determines the agenda, the frequency and the length of the meetings and receives input from Board members.

  Executive Sessions

        Independent directors meet in executive sessions throughout the year including meeting annually to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the Chief Executive Officer.

  Evaluation of Board Performance

        A Board assessment and director self-evaluations are conducted annually in accordance with an established evaluation process and includes performance of committees. The Corporate Governance and Nominating Committee oversees this process and reviews the assessment and self-evaluation with the full Board.

  Management Performance and Compensation

        The Compensation Committee reviews and approves the Chief Executive Officer's evaluation of the top management team on an annual basis. The Board (largely through the Compensation Committee) evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect the Company's objectives and performance.

  Director Stock Ownership Guidelines

        The Board has adopted a policy that each member of the Board who is not an employee of the Company is expected to hold a minimum number of shares of the Company's common stock. In 2018, each such director was expected to hold, at a minimum, $200,000 market value shares of the Company's common stock. The policy was changed in January 2019 to require a minimum ownership of 17,500 shares of the Company's common stock. Any director not meeting the minimum level as of the effective date of their election to the Board has three years to bring his or her holdings up to this minimum level. The Corporate Governance and Nominating Committee will review this policy on an annual basis.

Code of Ethics

        The Board expects all directors, as well as officers and employees, to display the highest standard of ethics, consistent with the principles that have guided the Company over the years.

        The Board has adopted an Executive and Principal Financial Officer's Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and the senior financial officers of the Company to help ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with generally accepted accounting principles and in compliance with all applicable governmental law, rules and regulations. We will disclose any amendment to, or a waiver from a provision of our Code of Ethics on our website. The Executive and Principal Financial Officer's Code of Ethics is available on our website at www.heritagecommercecorp.com.

Reporting of Complaints/Concerns Regarding Accounting or Auditing Matters

        The Company's Board of Directors has adopted procedures for receiving and responding to complaints or concerns regarding accounting and auditing matters. These procedures were designed to provide a channel of communication for employees and others who have complaints or concerns regarding accounting or auditing matters involving the Company.

        Employee concerns may be communicated in a confidential or anonymous manner to the Audit Committee of the Board. The Audit Committee Chair will make a determination on the level of inquiry, investigation or disposal of the complaint. All complaints are discussed with the Company's senior management and monitored by the Audit Committee for handling, investigation and final disposition. The Chair of the Audit Committee will report the status and disposition of all complaints to the Board of Directors.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

        The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisors (legal counsel, outside auditors, and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

        The Company's Bylaws currently permit the number of Board members to range from 9 to 15, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the current number of directors at 10.

Board Leadership Structure

        The Board of Directors is committed to maintaining an independent Board, and a majority of the Board has been comprised of independent directors. It has further been the practice for many years of the Company to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings, presides over meetings of the full Board (including executive sessions), and facilitates communication among the independent directors and between the independent directors and the Chief Executive Officer. The Board further believes that the separation of the duties of the Chief Executive Officer and the Chairman of the Board eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman of the Board.

Board Authority for Risk Oversight

        The Board has active involvement and the responsibility for overseeing risk management of the Company arising out of its operations and business strategy. The Board monitors, reviews and reacts to material enterprise risks identified by management. The Board receives specific oral and written reports from officers with oversight responsibility for particular risks within the Company. Reports cover executive management on financial, credit, liquidity, interest rate, capital, operational, legal and regulatory compliance and reputation risks and the Company's degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders.

        Board committees also have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Company's internal Risk Management Steering Committee reports directly to the Audit Committee. The Audit Committee is responsible for monitoring the Company's overall risk program. The Audit Committee receives quarterly reports from the Risk Management Steering Committee and the Company's internal audit department. The Audit Committee reports periodically to the Board on the effectiveness of risk management processes in place, risk trends, and the overall risk assessment of the Company's activities. The Compensation Committee assesses and monitors risks in the Company's compensation program. The Corporate Governance and Nominating Committee recommends director candidates with appropriate experience and skills who will set the proper tone for the Company's risk profile and provide competent oversight over our material risks.

The Committees of the Board

        The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Finance and Investment Committee, and Strategic Initiatives Committee. In addition, Heritage Bank of Commerce also maintains a Loan Committee.

        Audit Committee.    The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) (A) of the Securities Exchange Act of 1934, as amended. The Audit Committee charter adopted by the Board sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee charter is available on the Company's website at www.heritagecommercecorp.com.

        The responsibilities of the Audit Committee include the following:

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  oversight of our financial, accounting and reporting process, our system of internal accounting and financial controls, and our compliance with related legal and regulatory requirements;

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  the appointment, compensation, retention and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors' work, and reviewing and pre-approving any audit and non-audit services that may be performed by them;

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  review with management and our independent auditors the effectiveness of our internal controls over financial reporting;

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  approve the scope and engagement of external audit services and review significant accounting policies and adjustments recommended by the independent auditors and address any significant, unresolved disagreements between the independent auditors and management;

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  review and discuss the annual audited financial statements with management and the independent auditors prior to publishing the annual report and filing the Annual Report on Form 10-K with the SEC;

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  review and discuss with management and the independent auditors any significant changes, significant deficiencies and material weaknesses regarding internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002, and oversee the corrective action taken to mitigate any significant deficiencies and material weaknesses identified;

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  review with management and the independent auditors the effect of significant regulatory and accounting initiatives, changes, and pronouncements as well as significant and unique transactions and financial relationships;

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  review with the independent auditors the matters required to be discussed by Auditing Standards No. 61, and receive and discuss with the independent auditors disclosures regarding the auditors' independence;

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  oversee the internal audit function and the audits directed under its auspices;.

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  establish policies to ensure all non-audit services provided by the independent auditors are approved prior to work being performed; and

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  oversee and report to the full Board on the effectiveness of the Company's risk management processes and overall risk assessment of the Company's activities.

        Each member of the Audit Committee meets the independence criteria as defined by applicable rules and regulations of the SEC for audit committee membership and is independent and is "financially sophisticated" as defined by the applicable rules and regulations of the Nasdaq Stock Market. The members of the Audit Committee are Julianne M. Biagini-Komas, Steven L. Hallgrimson (Committee Chair), and Laura Roden. The Audit Committee met 14 times during 2018.

        During 2017, the Board of Directors determined that Mr. Steven L. Hallgrimson has: (1) an understanding of generally accepted accounting principles and financial statements; (2) an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) an experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal control over financial reporting; and (5) an understanding of audit committee functions.

        Therefore, in 2018 the Board determined that Mr. Hallgrimson meets the definition of "audit committee financial expert" under the applicable rules and regulations of the SEC and is "financially sophisticated" as defined by the applicable rules and regulations of the Nasdaq Stock Market. The designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

        The Audit Committee Report for 2018 appears on page 59 of this proxy statement.

        Compensation Committee.    The Company has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the applicable rules and regulations of the Nasdaq Stock Market. The Compensation Committee has adopted a charter, which is available on the Company's website at www.heritagecommercecorp.com. The Compensation Committee has the following responsibilities:

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  review and approve our compensation philosophy;

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  review industry compensation practices and our relative compensation positioning;

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  review the incentive compensation programs by the Company to evaluate and ensure that none of them encourage excessive risk;

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  retain compensation consultants to provide independent professional advice;

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  approve compensation paid to our Chief Executive Officer and other executive officers;

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  review and approve the Compensation Discussion and Analysis appearing in our proxy statement;

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  review director compensation programs, plans and awards;

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  administer our short-term and long-term executive incentive plans and stock or stock-based plans; and

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  review and approve general employee welfare benefit plans and other plans on an as needed basis.

        The members of the Compensation Committee are Julianne M. Biagini-Komas (Committee Chair), Frank G. Bisceglia, Robert T. Moles, and Ranson W. Webster. The Committee met 10 times during 2018.

        Corporate Governance and Nominating Committee.    The Company has a separately designated Corporate Governance and Nominating Committee, which consists of entirely independent directors as defined by the applicable rules and regulations of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee have adopted a charter, which is available on the Company's website at www.heritagecommercecorp.com.

        The purposes of the Corporate Governance and Nominating Committee include the following responsibilities:

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  identifying individuals qualified to become Board members and making recommendations to the full Board of candidates for election to the Board;

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  recommending to the Board corporate governance guidelines;

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  leading the Board in an annual review of its performance; and

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  recommending director appointments to Board committees.

        The members of the Corporate Governance and Nominating Committee are Steven L. Hallgrimson, Robert T. Moles, and Ranson W. Webster (Committee Chair). The Committee met 5 times during 2018.

        Finance and Investment Committee.    The Finance and Investment Committee is responsible for the development of policies and procedures related to liquidity, asset-liability management, and supervision of the Company's investments. The Committee also oversees and reviews internal financial reports including annual forecasts and budgets, and stress test analysis prepared by management. The members of the Finance and Investment Committee are Frank G. Bisceglia, Jack W. Conner (Committee Chair), Walter T. Kaczmarek, and Laura Roden. The Finance and Investment Committee met 8 times during 2018.

        Strategic Initiatives Committee.    The principal duties of the Strategic Initiatives Committee are to provide oversight and guidance to senior management regarding the strategic direction of the Company, including development of an overall strategic business plan. The members of the Strategic Initiatives Committee are Jack W. Conner, Jason DiNapoli, Walter T. Kaczmarek, Laura Roden (Committee Chair), and Ranson W. Webster. The Strategic Initiatives Committee met 5 times during 2018.

        Heritage Bank of Commerce Loan Committee.    The Heritage Bank of Commerce Loan Committee is responsible for the approval and supervision of loans and the development of the Company's loan policies and procedures. The members of the Loan Committee are Julianne M. Biagini-Komas, Frank G. Bisceglia (Committee Chair), Jason DiNapoli, Walter T. Kaczmarek, and Robert T. Moles. The Loan Committee met 37 times during 2018.

Role of Compensation Consultant

        The Compensation Committee of the Board of Directors retained McLagan, an Aon Hewitt Company ("McLagan") as its independent compensation consultant in the fourth quarter of 2018 and it delivered its report in the first quarter of 2019.

        The Compensation Committee has the authority to obtain assistance and advice from advisors to assist it with the evaluation of compensation matters without the approval or permission of management or the Board. The Compensation Committee uses advisors to obtain candid and direct advice independent of management, and takes steps to satisfy this objective. First, in evaluating firms to potentially provided advisory services to the Compensation Committee, the Compensation Committee considers if the firm provides any other services to the Company. In addition, while members of management may assist the Compensation Committee in the search for advisors, the Compensation Committee ultimately and in its sole discretion makes the decision to hire or engage a consultant and provides direction as to the scope of work to be conducted. The Chair of the Compensation Committee has evaluated the relationship of the compensation consultant with both the Company and the Compensation Committee, including the nature and amount of work performed for the Compensation Committee during the year. The Compensation Committee retained McLagan, to:

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  review existing compensation programs for executive officers;

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  provide information based on third-party data and analysis of compensation programs at comparable financial institutions for the design and implementation of our executive compensation programs;

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  assist the Compensation Committee in forming a peer group; and

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  provide independent information as to the reasonableness and appropriateness of the compensation levels and compensation programs of the Company as compared to comparable financial services companies.

Executive Officers of the Company

        Set forth below is certain information with respect to the executive officers of the Company:

Name	Position
Walter T. Kaczmarek	President and Chief Executive Officer of Heritage Commerce Corp and Chief Executive Officer of Heritage Bank of Commerce
Keith A. Wilton	Executive Vice President and Chief Operating Officer of Heritage Commerce Corp and President of Heritage Bank of Commerce
Michael E. Benito	Executive Vice President/Banking Division of Heritage Bank of Commerce
Margo G. Butsch	Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce
Lawrence D. McGovern	Executive Vice President and Chief Financial Officer of Heritage Commerce Corp and Heritage Bank of Commerce

        Biographical information for Walter T. Kaczmarek and Keith A. Wilton is found under "Proposal 1—Election of Directors."

        Michael E. Benito, age 58, has served as Executive Vice President/Banking Division of Heritage Bank of Commerce since January 2012. Mr. Benito joined Heritage Bank of Commerce in 2003 as Senior Vice President/Director of Sales & Business Development. From 1998 through 2003, Mr. Benito served as a Managing Director for Greater Bay Bank and from December 1986 through 1998, he served as Regional Vice President with Imperial Bancorp. Mr. Benito began his banking career more than 32 years ago at Union Bank of California (formerly Union Bank).

        Margo G. Butsch, age 55, has served as Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce since July 2017. Ms. Butsch joined Heritage Bank of Commerce through Focus Business Bank which was acquired by Heritage Bank of Commerce in August 2015. After the acquisition, Ms. Butsch joined Heritage Bank of Commerce as Vice-President/Credit Administration and was

promoted to Senior Vice President/Credit Administration in November 2015. Since 1995 and prior to joining Heritage Bank of Commerce, Ms. Butsch held various Vice-President and Senior Vice President relationship management and loan administration positions with Focus Business Bank, The Independent Bankers Bank, Greater Bay Bank, and Imperial Bank.

        Lawrence D. McGovern, age 64, has served as Executive Vice President and Chief Financial Officer of Heritage Commerce Corp and Heritage Bank of Commerce since July 1998.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. They are required by SEC rules and regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with during the year ended December 31, 2018.

Transactions with Management

        Some of the Company's directors and executive officers, as well as other related persons (as defined under "Policies and Procedures for Approving Related Party Transactions" below), are customers of, and have banking transactions with, the Company's subsidiary, Heritage Bank of Commerce, in the ordinary course of business, and Heritage Bank of Commerce expects to have such ordinary banking transactions with these persons in the future. In the opinion of the management of the Company and Heritage Bank of Commerce, all loans and commitments to lend included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness, and do not involve more than the normal risk of collectability or present other unfavorable features. Loans to individual directors, officers and related persons must comply with Heritage Bank of Commerce's lending policies and statutory lending limits. In addition, prior approval of Heritage Bank of Commerce's Board of Directors is required for all loans advanced to directors and executive officers. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act.

Policies and Procedures for Approving Related Party Transactions

        The Board of Directors has adopted a written Statement of Policy with Respect to Related Party Transactions. Under this policy, any "related party transaction" may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. For purposes of this policy, a "related person" means: (1) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities; (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner, principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

        A "related party transaction" is a transaction in which the Company or any of its subsidiaries is a participant and in which a related person had or will have a direct or indirect interest, other than transactions involving: (1) less than $5,000 when aggregated with all similar transactions; (2) customary bank deposits and accounts (including certificates of deposit); and (3) loans and commitments to lend included in such transactions that are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness, and do not involve more than the normal risk of collectability or present other unfavorable features to the Company.

        A related party who has a position or relationship with a firm, corporation, or other entity that engaged in a transaction with the Company shall not be deemed to have an indirect material interest within the meaning of this policy where the interest in the transaction arises only: (1) from such related party's position as a director of another corporation or organization that is party to the transaction; (2) from the direct or indirect ownership by the related party of less than a 10% equity interest in another person (other than a partnership) which is a party to the transaction; or (3) from the related party's position as a limited partner in a partnership in which the related party has an interest of less than 10%, and the related party is not a general partner of and does not hold another position in the partnership.

        The Board of Directors has determined that the Audit Committee is best suited to review and approve related party transactions. The Committee considers all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: (1) the benefits to the Company; (2) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; and (5) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The Audit Committee conveys its decision to the Chief Executive Officer, who conveys the decision to the appropriate persons within the Company.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis identifies the Company's current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs for our executives including the named executive officers. The strategies and policies of the Compensation Committee have been developed so that there is a direct correlation between executive compensation and the Company's overall performance and individual performance. The individuals who served as the Company's Chief Executive Officer and Chief Financial Officer during 2018, as well as, the other individuals included in the Summary Compensation Table, are referred to as the "named executive officers."

Overview of Compensation Philosophy

        Our compensation philosophy is driven by our objective to attract and retain the premier talent needed to lead our Company in an extremely competitive environment and to strongly align the interests of our executives with those of our shareholders for the long term. Our executive compensation is aligned with our overall business strategy, with a focus on driving growth, profitability and long-term value for our shareholders.

        We structure our executive compensation program with a mix of base salary, annual performance-based cash incentive awards and long-term equity awards to incentivize and reward those individuals who make the greatest contributions to our performance and creation of shareholder value over time.

        The first goal of our compensation program is to link a reasonable percentage of executive compensation to the financial performance of the Company. We achieve this goal by providing our named executive officers the opportunity to significantly increase their annual cash compensation through our variable performance based cash award incentive plan. The plan awards improvement in the Company's performance in key financial metrics on an annual basis. We also expect that as those improvements are maintained and built upon, they will be reflected in the Company's stock price.

        The second goal of our compensation program is to align the interests of our executive officers with the interests of our shareholders. We use equity awards (stock options and/or restricted stock) to reward the long-term efforts of management and to retain management. These equity awards serve to increase the ownership stake of our management in the Company, further aligning the interests of the executives with those of our shareholders.

        The third goal of our compensation program is to attract and retain highly competent executives. Our executives, and particularly our named executive officers, are talented managers and they are often presented with opportunities at other institutions, including opportunities at potentially higher compensation levels. We seek to attract and retain our executives by setting base compensation and incentives at competitive levels and awarding equity based awards. We also consider other forms of executive pay, including severance arrangements (including change of control provisions) as a means to attract and retain our executive officers including the named executive officers.

        The use of these compensation programs and benefits enables us to reinforce our pay-for-performance philosophy, align our executives' interests with shareholders, and strengthen our ability to attract, retain and motivate highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

Compensation Program Objectives and Rewards

        The components of Company's compensation and benefits programs are driven by our business environment and are designed to enable us to achieve the goals of our compensation program within a framework that adheres to the Company's mission and values. The programs' objectives are to:

  •
  Reflect our position as a leading community bank in our service areas;

  •
  Attract, engage and retain the workforce that helps ensure our current and future success;

  •
  Motivate and inspire employee behavior that fosters a high performance culture;

  •
  Support a one company culture;

  •
  Support overall business objectives;

  •
  Provide shareholders with a superior rate of return over the long term; and

  •
  Create shareholder value through the continuous provision of quality service to our customers.

        Consequently, the guiding principles of our programs are to:

  •
  Promote and maintain a high performance banking organization;

  •
  Remain competitive in our marketplace for talent;

  •
  Balance our compensation costs with our desire to provide value to employees and shareholders; and

  •
  Avoid encouraging excessive risk taking.

        To this end, we will measure success of our programs by:

  •
  Overall business performance and employee engagement;

  •
  Ability to attract and retain key talent;

  •
  Costs and business risks that are limited to levels that optimize risk and return; and

  •
  Employee understanding and perceptions that ensure program value equals or exceeds program cost.

        All of our compensation and benefits for our named executive officers described below have as a primary purpose our need to attract, retain and motivate the highly talented individuals whose performance will enable us to succeed in creating shareholder value in a highly competitive marketplace. Beyond that, different elements have specific purposes designed to reward different performance and retention goals.

  •
  Base salary and benefits are designed to:

  •
  Reward core competence in the executive role relative to position, performance, experience and responsibility;

  •
  Provide fixed cash compensation with merit increases competitive with the market place; and

  •
  Control fixed expenses.

  •
  Annual incentive variable cash awards are designed to:

  •
  Focus employees on annual financial objectives derived from the business plan that lead to long-term success;

  •
  Provide annual variable performance based cash awards to reward and motivate achievement of critical annual performance metrics selected by the Compensation Committee; and

  •
  Foster a pay for performance culture that aligns our compensation programs with our overall business strategy.

  •
  Equity based compensation awards are designed to:

  •
  Align the interests of executives with those of our shareholders;

  •
  Promote teamwork by tying compensation significantly to the value of our common stock;

  •
  Attract the next generation of management by providing significant capital accumulation opportunities; and

  •
  Retain executives by providing a long-term-oriented program whose value could only be achieved by remaining with and performing for the Company.

  •
  Change of control and separation benefits:

  •
  Individual employment contracts with certain executives provide for change of control and separation benefits;

  •
  Separation benefits provide benefits to ease an employee's transition due to an unexpected employment termination by the Company due to ongoing changes in the Company's employment needs; and

  •
  Change in control benefits encourage key executives to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes which will enhance shareholder value.

  •
  Manage excessive risk-taking through plan design and oversight of incentive plans:

  •
  Incentive awards are capped;

  •
  Performance objectives are aligned with annual financial plan approval by the Board of Directors;

  •
  Multiple financial metrics are used taking into account performance and risk;

  •
  A "claw-back policy" is applied to performance based cash payments;

  •
  Payouts are modified through the use of risk-based capital ratio metrics;

  •
  Long-term incentive equity awards are deferred through vesting requirements; and

  •
  The Compensation Committee has discretion to reduce cash bonus payments.

Role of Shareholder Input

        The Compensation Committee has been mindful of the strong support our shareholders expressed for our compensation program when making executive compensation decisions, including base salary adjustments and long-term incentive awards. In making these executive compensation decisions, which are discussed more fully below, the Compensation Committee's main considerations included our shareholders' support for our executive compensation program, and the peer and market information provided by the Compensation Committee's compensation consultant. The Compensation Committee will continue to consider our shareholders' views when making executive compensation decisions in the future.

        Commencing last year we are including a say-on-pay non-binding advisory proposal ever year with our annual meeting proxy statement. Last year our non-binding shareholder advisory vote on executive compensation was approved, with approximately 97% of voting shareholders casting their votes in favor of the say-on-pay resolution.

Role of Compensation Committee in Determining Compensation

        The Compensation Committee of the Board of Directors has strategic and oversight responsibility for the overall compensation and benefits programs for executives of the Company. These responsibilities include establishing, implementing, and continually monitoring the compensation structure, policies, and programs of the Company. The Compensation Committee also periodically reviews, assesses and monitors the performance, and regularly reviews the design and function, of the Company's incentive compensation arrangements to ensure that any risk-taking incentives are consistent with regulatory guidance and the safety and soundness of the organization. The Compensation Committee is responsible for assessing and approving the total compensation paid to the Chief Executive Officer and all executive officers. The Compensation Committee is responsible for determining whether the compensation paid to each of these executives is fair, reasonable and competitive, and whether the compensation program serves the interests of the Company's shareholders.

        At least annually, the Compensation Committee reviews the executive compensation program overall, and establishes base salaries, target annual cash bonus opportunities and equity grants (if any) for the fiscal year. In setting these elements of compensation, the Compensation Committee reviews the total target compensation for our executives and also considers developments in compensation practices outside of the Company. Specifically, the Compensation Committee is provided with competitive positioning data for similarly situated executives at companies in our peer group, as well as summary consolidated information about our executives' total compensation and pay history to use in setting individual compensation elements and making decisions on total executive compensation levels. Peer data is a helpful reference for the Compensation Committee to assess the competitiveness and appropriateness of our executive compensation program within the banking industry and the broader business community. Ultimately, the

Compensation Committee applies its own business judgment and experience to determine the individual compensation elements, the amount of each compensation element and total target compensation

        The Compensation Committee generally targets compensation in relation to the Company's Compensation Peer Group (discussed under "Market Positioning and Pay Benchmarking"). Base salary is targeted at the 60th percentile, total cash (salary and incentive cash awards) is targeted at the 70th percentile, and total direct compensation (total cash plus the three-year average value of equity awards) is targeted at the 75th percentile. We target above the median because of the competition in our market for talented executives and our desire to attract and, more importantly, retain and motivate talented individuals we believe are necessary to achieve the goals and objectives of our Board of Directors. Depending upon Company and individual performance, as well as the various other factors discussed in this Compensation Discussion and Analysis, target and actual total direct compensation of our executives, as well as individual compensation elements, may be within, below or above the market range for their positions.

        The Compensation Committee is comprised of four independent directors who satisfy The Nasdaq Stock Market listing requirements and relevant SEC regulations on independence. The Compensation Committee's Chair regularly reports to the Board of Directors on the Compensation Committee actions and recommendations. To evaluate and administer the compensation practices of the Chief Executive Officer and other executive officers, the Compensation Committee meets a minimum of four times a year. The Compensation Committee also holds special meetings and meets telephonically to discuss extraordinary items, such as the hiring or dismissal of executive officers.

Role of the Chief Executive Officer

        The Chief Executive Officer is not a member of the Compensation Committee but is invited to attend meetings as necessary to provide input and recommendations on compensation for the other named executive officers. The Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each named executive officer and his perspective on the factors described above in developing his recommendations for the executive's compensation, including salary adjustments, incentive bonuses, annual equity grants and equity grants awarded in conjunction with promotions. Because the Chief Executive Officer works closely with and supervises our executive team, the Compensation Committee believes that the Chief Executive Officer provides valuable insight in evaluating their performance. The Chief Executive Officer also provides the Compensation Committee with additional information regarding the effect, if any, of market competition and changes in business strategy or priorities. The Compensation Committee takes the Chief Executive Officer's general input into consideration when determining and approving executive officer compensation, including for the named executive officers other than the Chief Executive Officer.

Role of Compensation Consultants

        Generally, at least every two years the Compensation Committee retains the services of an independent executive compensation consultant to assess the competitiveness of our compensation programs, conduct other research as directed by the Compensation Committee, and support the Compensation Committee in the design and implementation of executive and Board of Director compensation. In the fourth quarter of 2016, the Compensation Committee retained McLagan, an Aon Hemitt Company ("McLagan") to: (1) review existing compensation programs; (2) provide market benchmark information pertaining to both cash and noncash compensation for executives; (3) provide recommendations and guidance to the Compensation Committee to support its oversight over such compensation programs; and (4) provide other advice and consultation, including guidance relative to evolving compensation-related regulatory requirements and industry best practices. McLagan delivered its report in the first quarter of 2017 ("2017 Report"). The information from the 2017 Report was used in making compensation decisions for 2018. McLagan was more recently retained in the fourth quarter of 2018 and provided its report in the first quarter of 2019.

        Representatives of the compensation consultant attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. The compensation consultant reports to the Compensation Committee rather than to management, although representatives of the firm may meet with members of management, including our Chief Executive Officer for purposes of gathering information on proposals that management may make to the Compensation Committee. During fiscal 2017, the compensation consultant met with various executives to collect data and obtain management's perspective on the fiscal 2017 compensation for our executives. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. There are no known conflicts of interests between McLagan and the Company.

Market Positioning and Pay Benchmarking

        Many factors are taken into account in determining the actual positioning of each executive officer's compensation, including the executive's experience, responsibilities, management abilities and job performance, overall performance of the Company, current market conditions and competitive pay for similar positions at comparable companies. In addition, the Compensation Committee reviews the relationship of various positions between departments, the affordability of desired pay levels and the importance of each position within the Company. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

        McLagan, in consultation with the Compensation Committee, selected a custom peer group of financial institutions to establish a "Compensation Peer Group" for the 2017 Report. The companies included in the Compensation Peer Group were selected from publicly traded banks in California, Oregon and Washington based on: (1) compatibility of the bank based on size as measured through total assets between $1.1 billion and $5.0 billion (median of $2.6 billion); (2) similarity of their product lines and business focus; and (3) comparable performance criteria relating to nonperforming assets (less than 4% of assets). In addition to the Compensation Peer Group, McLagan's primary data sources also included its proprietary regional and community banking database and published industry survey data for national and California banks. The American Bankers Association (ABA) Compensation and benefits survey was also reviewed by McLagan. Compensation Peer Group and proprietary survey data represented actual 2015 compensation information. The ABA data represented actual 2014 compensation information, adjusted to 2015 at an annual rate of 3%. McLagan adjusted national survey data upwards by 27.4% for regional salary differentials, and also to reflect higher costs of salaries in the Company's principal market.

        The Comparative Peer Group and the comparative survey data were used to benchmark executive compensation levels against banks that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent. The Compensation Committee reviewed and analyzed compensation for the Chief Executive Officer and the other named executive officers for the 2018 Compensation Program.

        The Compensation Peer Group component companies used in the evaluation of the Company's executive compensation programs in the 2017 Report for executive officers were as follows:

Bank of Commerce Holdings	Hanmi Financial Corp
Bank of Marin Bancorp	Heritage Financial Corp.
Cascade Bancorp*	Heritage Oaks Bancorp*
Central Valley Community Bancorp	Pacific Continental Corp.
CU Bancorp*	Pacific Premier Bancorp
Farmers & Merchants Bancorp	Preferred Bank
First Foundation Inc.	Provident Financial Holdings
First Northern Community Bancorp	Sierra Bancorp
FNB Bancorp*	TriCo Bancshares

*
Since acquired by another financial institution.

        In the fourth quarter of 2018, the Compensation Committee again engaged McLagan to provide a report for the Committee's review and consideration in the first quarter of 2019 ("2019 Report") of the Company's compensation programs for executive officers. McLagan, in consultation with the Compensation Committee, selected a custom peer group of financial institutions to establish a "Compensation Peer Group" for the 2019 Report. The companies included in the Compensation Peer Group were selected from publicly traded banks in California, Colorado, Nevada, Oregon, Utah and Washington based on: (1) compatibility of the bank based on size as measured through total assets with a median of $3.8 billion as of December 31, 2018; (2) similarity of their product lines and business focus; and (3) comparable performance criteria including, asset growth, profitability, credit quality, capitalization and total shareholder return. In addition to the Compensation Peer Group, McLagan's primary data sources also included its proprietary 2018 Regional & Community Banking Survey database. Peer Group and proprietary survey data represented actual 2017 compensation information. McLagan aged salary data aged to 2019 at annual rate of 3%. National survey data was adjusted upward 28% to account for the cost of salaries and wages in San Jose, California relative to the national average.

        The Compensation Peer Group component companies used in the evaluation of the Company's executive compensation programs in the 2019 Report for executive officers were as follows:

Bank of Commerce Holdings	National Bank Holdings
Bank of Marin Bancorp	Opus Bank
BayCom Corp	Pacific Mercantile Bancorp
Central Valley Community Bancorp	Peoples Utah Bancorp
Farmers & Merchants Bancorp	Preferred Bank
First Foundation Inc.	RBB Bancorp
Hanmi Financial Corp.	Sierra Bancorp
Heritage Financial Corp.	TriCo Bancshares
Luther Burbank Corp.	Westamerica Bancorp

Chief Executive Officer Compensation

        The Compensation Committee meets with the other independent directors each year in an executive session without management present to evaluate the performance of the Chief Executive Officer. The Compensation Committee also confers with the Chief Executive Officer when setting his base salary. The Chief Executive Officer does not participate in any deliberations regarding his own compensation. The Compensation Committee annually reviews and approves goals and objectives relevant to the Chief Executive Officer and evaluates the Chief Executive's performance against those objectives. The

Compensation Committee typically considers corporate financial performance, the Company's achievement of its short and long-term goals versus its strategic objectives and financial targets. With the assistance of the compensation consultant, the Compensation Committee also considers the compensation data related to the Compensation Peer Group for base pay, total cash compensation, and total direct compensation. The Compensation Committee approves the Chief Executive Officer's compensation level based on its evaluation. In its review the Committee believes that the Chief Executive Officer's performance has been exemplary and that his leadership and management have been critical to the continual improvement and success of the Company. The Compensation Committee in its review of the 2017 Report approved an increase in the Chief Executive Officer base salary to $500,000 for 2018. This brought the Chief Executive Officer's base salary to approximately 7.2% below the 60th percentile based on the 2017 Report.

Base Salary Decisions for the Other Named Executive Officers

        Generally the Compensation Committee believes that executive base salaries should be targeted so as not to be substantially below the 60th percentile of the Compensation Peer Group for executives in similar positions with similar responsibilities. Base salaries are reviewed annually and adjusted as necessary to realign them with market levels after taking into account the value of the position in the marketplace, career experience, and the contribution and performance of the individual. Although each of the named executive officers has an employment agreement with the Company, the initial base salary in each of the agreements may be increased (and has been in the past) in accordance with the Chief Executive Officer's evaluation of the executive's performance and the Compensation Committee's evaluation of the Company's overall compensation programs and policies.

        In 2018, the Compensation Committee considered the pay practices of the Compensation Peer Group and the analyses and recommendations provided by its independent consultant in the 2017 Report. In the evaluation of base salaries for 2018 for the named executive officers, the Compensation Committee reviewed the 60th percentile for the Compensation Peer Group, but also considered the minimum, mid-range and maximum salaries paid to similarly situated positions at companies in the Compensation Peer Group as well as the performance levels of the named executive officers. As a result of its review the Compensation Committee made the following changes to the base salary of the named executive officers effective April 1, 2018:

Named Executive	2018 Salary
Walter T. Kaczmarek	$500,000
Keith A. Wilton	$361,920
Michael E. Benito	$282,067
Margo Butsch	$255,000
Lawrence D. McGovern	$308,437

        For 2019, the Compensation Committee reviewed the 2019 Report, which indicated that on average the Company's salaries paid in 2018 were 11% below the 50th percentile and 16% below the 60th percentile of estimated market 2019 salaries. At its March 2019, meeting the Compensation Committee approved the following salaries for 2019 that approximate for each of the named executives the 60th percentile of estimated market 2019 salaries:

Named Executive	2019 Salary
Keith A. Wilton	$400,000
Michael E. Benito	$296,000
Margo Butsch	$290,000
Lawrence D. McGovern	$340,000

        Walter T. Kaczmarek has announced his retirement effective August 8, 2019 as Chief Executive Officer and President of the Company. He will remain as a director following his retirement. In view of his retirement, the Committee did not increase his salary for 2019 and it will remain at $500,000 on an annual basis through August 8, 2019.

        Base salary drives the formula used in the Management Incentive Plan as discussed below under "Management Incentive Plan." Base salary is the only element of compensation that is used in determining the amount of contributions permitted under the Company's 401(k) plan.

Management Incentive Plan

        We provide annual performance-based cash incentive awards linked to achievement against certain corporate performance goals under our Management Incentive Plan ("Incentive Plan"). The Compensation Committee believes that the annual performance metrics used in the bonus plan contribute to driving long-term stockholder value, play an important role in influencing executive performance and are an important component of our compensation program to help attract, motivate and retain our executives.

        To establish our executive officers' individual target cash bonus opportunities, which are expressed as a percentage of base salary, the Compensation Committee considers competitive pay data, input from its compensation consultant, and the level, position, objectives and scope of responsibilities of each executive, as well as considerations of internal parity among similarly situated Company executives.

        In late fiscal year 2017, based on its review of our executive compensation program, peer company data, and the other factors described above, the Compensation Committee approved the following target annual cash bonus opportunities for fiscal 2018, which remained unchanged from fiscal 2017 levels.

        The payouts for executives under the Incentive Plan are targeted to provide aggregate cash compensation together with base salary at the 70th percentile of our Compensation Peer Group when we reach our target annual financial performance ("Target"). Smaller payouts can be awarded if we reach 90% to 95% of our target performance ("Threshold"). Larger payouts can be awarded if we achieve 105% to 110% of target performance ("Maximum"). Payouts generally are not calculated by mathematical interpolation (on a continuous scale), therefore an incentive level must be reached or exceeded for a cash award.

	As a percent of base salary
Named Executive	Threshold	Target	Maximum
Walter T. Kaczmarek	10%	45%	75%
Keith A. Wilton	10%	40%	60%
Michael E. Benito	10%	40%	60%
Margo G. Butsch	10%	40%	60%
Lawrence D. McGovern	10%	40%	60%

        The Compensation Committee reviews and approves the financial metrics for each plan year. The Compensation Committee identifies from three to six financial metrics which may be revised from year to year to align them with the Company's annual strategic plan. The Compensation Committee determines the weighting of financial metrics each year based upon recommendations from the Chief Executive

Officer. For 2018, the following financial metrics along with the relative weights of each financial metric were established by the Compensation Committee:

Financial Metrics	Weight
Pre-Tax Income	20%
Nonperforming Assets	15%
Loan Growth	20%
Noninterest Income	15%
Noninterest Expense	15%
Deposit Growth	15%

        The Compensation Committee believes pre-tax income is a valid measurement in assessing how the Company is performing from a financial standpoint. Pre-tax income is an accepted accounting measures that drives earnings per share and shareholder returns over the long term. Noninterest income and noninterest expense are important components of net income that senior management and the Board of Directors sought to improve upon in 2018. In addition, the Compensation Committee, in consultation with the Chief Executive Officer, concluded that management should continue its focus on credit quality and loan and deposit growth. Financial metrics for noninterest income and noninterest expense are financial metrics that drive overall net income. The Compensation Committee believes that nonperforming assets are an effective measure to monitor the Company's progress in improving its credit quality. Further, in view of the Company's plans to continue its focus on growth, the Compensation Committee sought to incentivize and measure growth by increases in outstanding loans and deposits.

        The Compensation Committee did not realign the weighting of the mix of the financial metrics in 2018 from 2017. Because the Compensation Committee believed that the Incentive Plan should also balance risk-taking with performance, the Compensation Committee maintained a risk-based capital element to the Incentive Plan. If the total risk-based capital ratio was below 10% at year-end 2018, bonus payments would be reduced to zero. The Incentive Plan is also subject to a claw back policy if financial statements or other financial metric criteria are found to be materially inaccurate as determined by the Audit Committee.

        Performance objectives were generally identified through our annual financial planning and budgeting process. Senior management developed a financial plan for 2018, and the financial plan was reviewed and approved by the Board of Directors. The Compensation Committee received recommendations from senior management for financial performance objective ranges. In setting the Threshold, Target and Maximum levels, the Compensation Committee considered specific circumstances anticipated to be encountered by the Company during the coming year and the level of improvement from year-to-year required to achieve the performance level. The Compensation Committee believed that the Threshold, Target and Maximum levels established for the Incentive Plan in 2018 were sufficiently challenging given the economic climate and the level of growth and improvement in the various financial metrics that would have to occur to meet the various performance objectives.

        For 2018, performance was assessed relative to performances for the year ended December 31, 2018, as shown below and compared to actual results:

Financial Metrics	Threshold (90% of Plan)	Target (Plan)	Maximum (110% of Plan)	2018 Actual
Pre-Tax Income	$50,065,000	$55,628,000	$61,191,000	$48,655,000
Nonperforming Assets	$14,300,000	$13,000,000	$11,700,000	$14,887,000
Loans Outstanding(1)	$1,645,409,000	$1,732,009,000	$1,818,609,000	$1,866,405,000
Noninterest Income(2)	$9,380,000	$10,422,000	$11,464,000	$9,308,000
Noninterest Expense(3)	$66,875,000	$64,875,000	$62,875,000	$75,521,000
Deposits Outstanding (4)	$2,430,897,000	$2,558,839,000	$2,686,781,000	$2,622,634,000

(1)
Threshold and Maximum at 95% and 105% of plan (includes factored receivables).

(2)
Securities gains or losses excluded from calculations.

(3)
90% and 110% of plan not used. A $2.0 million differential below and over Target was used for Threshold and Maximum.

(4)
Threshold and Maximum at 95% and 105% of plan (excludes brokered deposits, CDARS and State CDs).

        During the first quarter of the following fiscal year, the Compensation Committee assesses the performance of the Company for each financial metric comparing the actual fiscal year results to the pre-determined performance objectives for each financial metric calculated with reference to the pre-determined weight accorded the financial metric, and an overall percentage amount for the award is calculated. In addition, the Compensation Committee has discretionary authority to include qualitative subjective measures which may increase or decrease an award by an additional 15% of base salary. The positive discretion may be utilized to address completion of special projects, department initiatives, or favorable achievements reflected in regulatory exam results. The Compensation Committee may also use its discretion in adjusting financial metrics and performance objectives for unexpected economic conditions or changes in the business of the Company.

        During 2018 the Company completed the acquisition of Tri-Valley Bank and United American Bank. Both transactions closed in the second quarter of 2018. The addition of Tri-Valley Bank and United American Bank in the second quarter materially impacted the 2018 budget that served as the basis for the financial metrics for the Incentive Plan. As a result of the acquisitions, the Company did not meet the "Threshold" for Pre-Tax Income, Nonperforming Assets, Noninterest Income and Noninterest Expense. The Company, however, reached (i) "Maximum" for Loans Outstanding, and (ii) "Target" for Deposits. Based on these results, the Chief Executive Officer would have been entitled to a cash award of 21.75% of his salary and the other named executive officers would have been entitled to 18.0% of their respective base salaries. The Compensation Committee reviewed these results and also reviewed the Incentive Plan matrix with the quantitative metrics originally approved for the 2018 calendar year. In its discussions the Compensation Committee reviewed the performance of the Chief Executive Officer and the other named executive officers for 2018. The Compensation Committee recognized a balancing of the satisfaction of the various metrics as a result of the acquisitions with the metrics that were not achieved. The Compensation Committee particularly noted the exceptional efforts made by the management team in negotiating, closing, integrating and converting two different bank acquisitions during the first six months of 2018. The Compensation Committee reviewed its discretionary authority under the Plan that allows it to adjust the Incentive Plan and payout for a year for extraordinary events that affect the Company (including mergers) that were not incorporated in the development of the Incentive Plan at the beginning of the year. The Committee also reviewed its discretionary authority to increase or decrease a payout by an additional 15% of salary for qualitative performance reasons. The Compensation Committee concluded that the Chief

Executive Officer should earn an award equal to 30% of his base salary and the other named executive officers should earn an award equal to 25% of their respective base salaries as follows:

Named Executive	Bonus Award
Walter T. Kaczmarek	$148,500
Keith A. Wilton	$89,610
Michael E. Benito	$70,003
Margo G. Butsch	$62,500
Lawrence D. McGovern	$76,368

Equity Based Compensation

        The Compensation Committee periodically reviews our equity compensation program from a market perspective as well as in the context of our overall compensation philosophy. The Compensation Committee also considers the appropriateness of various equity vehicles, such as stock options, and restricted stock as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating the long-term incentive mix.

        The Compensation Committee believes that equity based compensation should be a significant component of total executive compensation to align executive compensation with the long-term performance of the Company and to encourage executives to make value enhancing decisions for the benefit of our shareholders. Each of the named executive officers is eligible to receive equity compensation. The Compensation Committee is responsible for determining equity grants to all staff members, including named executive officers. The Compensation Committee may also grant equity-based awards to award performance, coincide with promotions and hirings, and for recruiting and retention purposes.

        In considering whether to grant an equity award and the size of the grants to be awarded, the Compensation Committee considers, with respect to each executive officer, the salary level, the contributions expected toward the growth and profitability of the Company and, to the extent available, peer survey data indicating grants made to similarly situated officers at comparable financial institutions.

        The Company's Amended and Restated 2004 Equity Plan (the "2004 Plan") provided for the grant of non-qualified and incentive stock options, and restricted stock. In 2013, the Board of Directors and shareholders approved the 2013 Equity Incentive Plan (the "2013 Plan") and the 2004 Plan was terminated. Stock options and restricted stock awards issued under the 2004 Plan remain outstanding. The Compensation Committee approved all awards under the 2004 Plan and continues to do so under the 2013 Plan. The Compensation Committee is the administrator of the 2013 Plan.

        We may grant stock options to our executives to align their interests with those of our shareholders and as an incentive to remain with us. The Compensation Committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of our common stock on the date of grant, are inherently performance-based and are a very effective tool to motivate our executives to build shareholder value and reinforce our position as a growth company. With stock options, our executives can realize value only to the extent that the market price of our common stock increases during the period that the option is outstanding, which provides a strong incentive to our executives to increase shareholder value. Further, because these options typically vest over a four-year period, they incentivize our executives to build value that can be sustained over time.

        The Compensation Committee approves primarily nonstatutory stock options instead of incentive stock options because of the tax advantages available to the Company for nonstatutory options and because employees generally do not take full advantage of the tax benefits available to them from incentive stock options.

        We also may grant restricted stock to our executives. Restricted stock aligns the interests of our executives with those of our shareholders and helps manage the dilutive effect of our equity compensation program. Our awards of restricted stock are subject to time-based vesting. Because restricted stock has value to the recipient even in the absence of stock price appreciation, awards of restricted stock help us retain and incentivize executives during periods of market volatility, and also result in our granting fewer shares of common stock than through stock options of equivalent grant date fair value. Our awards of restricted stock typically vest over a three to four-year period for executives, and we believe that, like stock options, they help incentivize our executives to build value that can be sustained over time.

        The Compensation Committee has established a stock option and restricted stock policy which recognizes that stock options and restricted stock have an impact on the profits of the Company under current accounting rules and also have a dilutive effect on the Company's shareholders. Accordingly, they are recognized as a scarce resource and option grants and awards of restricted stock are given the same consideration as any other form of compensation. The Compensation Committee has established ranges for the amount of options that may be granted that depend on the individual's position with the Company and whether the option is awarded as an incentive to attract an individual, to retain an individual or to reward performance. The Compensation Committee has established ranges for restricted stock awards.

        We do not backdate options or grant options or award restricted stock retroactively. In addition, we do not coordinate grants of options or awards of restricted stock so that they are made before announcement of favorable information, or after announcement of unfavorable information. The Company's options and restricted stock are granted at fair market value on a fixed date or event (the first day of service for new hires and the date of Compensation Committee approval for existing employees), with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee and the Board of Directors. Fair market value has been consistently determined as the closing price on The Nasdaq Global Select Market on the grant date. In order to ensure that an option exercise price or restricted stock date of grant valuation fairly reflects all material information, without regard to whether the information seems positive or negative, every grant of options and restricted stock is contingent upon an assurance by management and legal counsel that the Company is not in possession of material undisclosed information. If the Company is in a "black-out" period for trading under its trading policy or otherwise in possession of inside information, the date of grant is suspended until the second business day after public dissemination of the information. We do not grant stock options with a so-called "reload" feature, nor do we loan funds to employees to enable them to exercise stock options. We have never re-priced stock options.

        The Company's general practice has been to grant options and restricted stock only on the annual grant date at a Compensation Committee and Board of Directors' regular meeting held during the first quarter for the named executive officers as well as current staff, and at any other Compensation Committee meeting (whether a regular meeting or otherwise) held on the same date as a regularly scheduled Board meeting (which are held monthly) as required to attract new staff, retain staff or recognize key specific achievements.

        In March 2019, the Compensation Committee approved the following restricted stock awards for 2019:

Named Executive	Restricted Shares
Walter T. Kaczmarek	25,000
Keith A. Wilton	20,000
Michael E. Benito	12,000
Margo G. Butsch	12,000
Lawrence D. McGovern	15,000

Retirement Plans

        Our Amended and Restated Supplemental Retirement Plan ("SERP") is an element of our compensation program that was offered to certain executive officers. These types of plans had been commonly offered in the community bank industry for some time. The SERP is a nonqualified defined benefit plan and is unsecured and unfunded and there are no plan assets. When the Company offered key employees participation in the SERP, including some but not all of the named executive officers, the supplemental retirement benefit awarded was based on the individual's position within the Company and a vesting schedule determined by the desirability of incenting the retention element of the program. The participant receives his or her vested benefit at retirement. A participant whose employment terminates after the normal retirement date will receive 100% of his or her supplemental retirement benefit, payable monthly, commencing on the first of the month following retirement (unless selected otherwise by the participant and except executive officers who will receive their benefit six months following retirement) and continuing until the death of the participant (unless the joint survivor option is selected). For information on the plan, see "Supplemental Retirement Plan for Executive Officers." The Company has reduced its use of the SERP as a program to attract and retain executives and key employees. It has been more than seven years since the Company has offered SERP benefits to executives and key employees.

Prohibition on Speculation in Company Stock

        Our stock trading guidelines prohibit executives from speculating in our stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases), buying or selling publicly traded options, including writing covered calls, and hedging or any other type of derivative arrangement that has a similar economic effect.

Termination of Employment and Change in Control Provisions

        We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company, and that this possibility could result in the departure or distraction of our executives to the detriment of our business. The Compensation Committee and the Board of Directors believe that the prospect of such a change of control transaction would likely result in our executives facing uncertainties about their future employment and distractions resulting from concern over how the potential transaction might affect them.

        To allow our executives to focus solely on making decisions that are in the best interests of our shareholders in the event of a possible, threatened, or pending change of control transaction, and to encourage them to remain with us despite the possibility that a change of control might affect them adversely, each of our named executives and chief executive officer have change of control provisions in their respective employment agreements that provide them with certain payments and benefits in the event of the termination of their employment within 120 days prior to, or the 24 month period following, a change of control of the Company (referred to as the "change of control period"). The Compensation Committee and the Board believe that these "double-trigger" agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives' complete focus on building shareholder value.

        The Compensation Committee considers the use of change of control provisions and severance provisions on a case by case basis depending on the individual's position with the Company and the need to attract and/or retain the individuals. The employment agreements for Mr. Kaczmarek, Mr. Benito, and Mr. McGovern contain excise tax gross-up provisions for purposes of Section 280G of the Internal Revenue Code of 1986, as amended. It has been the policy of the Company since those agreements were entered into to exclude such provisions from its executive contracts.

        The severance benefits provided for our named executive officers were determined by the Compensation Committee based on its judgment of prevailing market practices at the time each agreement was entered into. At present, we have employment agreements with the Chief Executive Officer and the other named executive officers, which detail their eligibility for payments under various termination scenarios. In addition, certain equity grants made to the named executive officers provide for vesting of stock options and restricted stock upon a change of control. We have disclosed the severance and/or change in control payouts that would be payable to each named executive officer if the triggering event occurred on December 31, 2018, in the "Change in Control Arrangements and Termination of Employment" section in this proxy statement.

Tax Considerations

        Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, limits the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and each of the four other most highly compensated executive officers of a publicly held corporation to no more than $1 million per year.

        In light of Section 162(m), it is the policy of the Compensation Committee to modify, where necessary, our executive compensation program to maximize the tax deductibility of compensation paid to our executive officers when and if the $1 million threshold becomes an issue. At the same time, the Compensation Committee also believes that the overall performance of our executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in our best interests and those of our shareholders. Under some circumstances, the Compensation Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is or can be used by the Compensation Committee, compensation may not be fully deductible.

        Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended, among other things, limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A, but does not meet the requirements that exempt such amounts from taxation under such section, the recipient is subject to: (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture; (ii) an additional 20% tax at that time; and (iii) an additional tax equal to the amount of interest (at the underpayment rate under the Internal Revenue Code plus one percentage point) on the underpayment that would have occurred had the award been includable in the recipient's income when first deferred or, if later, when not subject to a substantial risk of forfeiture. We have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended to not constitute "deferred compensation" for Section 409A purposes (and will thereby be exempt from Section 409A's requirements) or, if they constitute "deferred compensation," are intended to comply with the Section 409A statutory provisions and final regulations.

Accounting Considerations

        Accounting considerations play an important role in the design of our executive compensation program. Accounting rules require us to expense the fair value of restricted stock awards and the estimated fair value of our stock option grants which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense in determining the amount of equity compensation awards.

Dodd-Frank and Regulating Considerations

        The Compensation Committee undertakes to review, consider and approve compensation decisions in accordance with proposed regulations and guidelines set forth under Dodd-Frank and bank regulators. Dodd-Frank requires the federal bank regulators and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities, including the Company and Heritage Bank of Commerce, having at least $1 billion in total assets that encourage inappropriate risks by providing an executive officer, employee, director or principal stockholder with excessive compensation, fees, or benefits or that could lead to material financial loss to the entity. The proposed regulations apply to incentive compensation paid to "covered persons" at covered financial institutions, including executive officers. The proposed regulations prohibit a covered financial institution from creating or maintaining an incentive-based compensation arrangement that encourages inappropriate risks by providing a covered person either: (i) with excessive compensation; or (ii) with incentive-based compensation that could lead to material financial loss to the financial institution. A compensation arrangement would be considered able to lead to material financial loss unless: (a) it balances risk and financial reward; (b) is compatible with effective controls and risk management; and (c) is supported by strong corporate governance.

        The Federal Reserve and Federal Deposit Insurance Corporation have also issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board

Julianne M. Biagini-Komas, Chair
Frank G. Bisceglia
Robert T. Moles
Ranson W. Webster

Executive Compensation Tables

        The following table provides for the periods shown, information as to compensation for services of the Company's principal executive officer, principal financial officer, and the three other executive officers of the Company who had the highest total compensation (as defined in accordance with applicable regulations) with respect to the year ended 2018 (collectively referred to as the "named executive officers"):

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)
Walter T. Kaczmarek	2018	$495,000	—	$420,000	$—	$148,500	$—	$48,950	$1,112,450
President & Chief Executive Officer of	2017	$470,000	—	$217,200	$—	$186,824	$92,700	$40,302	$1,007,026
Heritage Commerce Corp and	2016	$435,303	—	$155,100	$—	$163,238	$11,200	$25,305	$790,146
Chief Executive Officer of Heritage Bank of Commerce
Keith A. Wilton	2018	$358,440	—	$201,600	$—	$89,610	$—	$32,229	$681,879
Executive Vice President & Chief Operating	2017	$341,750	—	$173,760	$—	$114,486	$—	$34,614	$664,610
Officer of Heritage Commerce Corp and President of Heritage Bank of Commerce	2016	$319,250	—	$93,060	$—	$116,526	$—	$12,722	$541,558
Michael E. Benito	2018	$280,013	—	$100,800	$—	$70,003	$24,000	$28,053	$502,869
Executive Vice President/Banking Division	2017	$271,852	—	$86,880	$—	$91,070	$126,400	$26,258	$602,427
of Heritage Bank of Commerce	2016	$263,352	—	$77,550	$—	$96,123	$101,000	$20,011	$558,036
Margo G. Butsch	2018	$250,000	—	$117,600	$—	$62,500	$—	$14,431	$444,531
Executive Vice President &Chief Credit Officer of Heritage Bank of Commerce	2017	$190,153	—	$21,450	$—	$63,701	$—	$7,120	$282,424
Lawrence D. McGovern	2018	$305,471	—	$151,200	$—	$76,368	$—	$30,030	$563,069
Executive Vice President & Chief Financial Officer of	2017	$293,824	—	$130,320	$—	$98,431	$—	$27,118	$549,693
Heritage Commerce Corp and Heritage Bank of Commerce	2016	$282,824	—	$84,788	$—	$103,231	$152,200	$19,125	$642,168

(1)
The amounts in column (c) include amounts voluntarily deferred by each of the named executive officers into their 401(k) plan accounts. For 2018, Mr. Kaczmarek deferred $24,500, Mr. McGovern deferred $24,500, Mr. Benito deferred $24,500, Ms. Butsch deferred $24,500 and Mr. Wilton deferred $24,500.

(2)
The amounts shown in columns (e) and (f) reflect the applicable full grant date fair values for stock options and stock awards in accordance with ASC 718 (excluding the effect of forfeitures), and are reported for the fiscal year during which the stock options and stock awards were issued. The assumptions used in calculating the valuation for stock options and stock awards may be found in Note 13 to the Company's consolidated financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(3)
The amounts shown in column (g) for 2018 reflect payments made under the terms of the Management Incentive Plan for 2018 performance and paid in the first quarter of 2019.

(4)
The amounts shown in column (h) for 2018 represent only the aggregate change in the actuarial present value of the accumulated benefit under the Company's Supplemental Executive Retirement Plan from December 31, 2017 to December 31, 2018. The amounts in column (h) were determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 14 to the Company's consolidated financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(5)
The amounts shown in column (i) for 2018 include the following for each named executive:

Named Executive	Economic Value of Death Benefit of Life Insurance for Beneficiaries(*)	401(k) Plan Company Matching Contributions	Other Insurance Benefit	Vacation	Auto Compensation	Cash Dividend on Unvested Restricted Stock Award	Total
Walter T. Kaczmarek	$9,177	$2,500	$6,858	$—	$12,000	$18,415	$48,950
Keith A. Wilton	$—	$2,500	$3,564	$—	$8,400	$17,765	$32,229
Michael E. Benito	$2,297	$2,500	$2,419	$5,424	$8,400	$7,013	$28,053
Margo G. Butsch	$—	$2,500	$1,221	$—	$8,400	$2,310	$14.431
Lawrence D. McGovern	$2,295	$2,500	$3,712	$5,931	$6,000	$9,592	$30,030

*
The economic value of the death benefit amounts shown above reflects the annual income imputed to each executive in connection with Company owned split-dollar life insurance policies for which the Company has fully paid the applicable premiums. These policies are discussed under "Supplemental Retirement Plan for Executive Officers."

CEO Pay Ratio

        Beginning with our 2018 proxy statement, we are required to disclose the pay ratio of our CEO to our median employee under the Dodd-Frank Act and SEC rules. The pay ratio disclosure below is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

        We identified the median employee for 2018 by examining the 2018 total W-2 compensation from our payroll and employment records, including 401(k) deferrals and 401(k) matching of up to $2,500 per employee, for all individuals, excluding our CEO, who were employed by us on December 31, 2018. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis as of that payroll date. We did not make any assumptions, adjustments or estimates with respect to such total W-2 reported compensation except for the 401(k) matching as described above. We did not annualize the compensation for any full or part time employees that were not employed by us for all of 2018. We believe the use of total W-2 compensation, including 401(k) deferrals and 401(k) matching, for all employees is a consistently applied compensation measure.

        After identifying the median employee based upon the methodology described above, we calculated annual total compensation for such employee using the same methodology we used for our CEO and other named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. The annual total compensation in 2018 for our median employee using this methodology was $78,500. The annual total compensation in 2018 for our CEO using this methodology is shown in the Summary Compensation Table and was $1,112,450. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee in 2018 was 14 to 1.

        This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules identifying the median compensated employee and calculating the pay ratio based on the employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Executive Contracts

        Walter T. Kaczmarek—On October 17, 2007, the Company entered into an Amended and Restated Employment Agreement with Walter T. Kaczmarek. The employment contract is for three years and is automatically renewed each month for three additional years. Under the agreement, Mr. Kaczmarek receives an annual salary of $500,000 with annual increases, if any (last increased in March 2018), as determined by the Board of Directors' annual review of executive salaries. In addition to his salary, he is eligible to participate in the Management Incentive Plan. Mr. Kaczmarek participates in the Company's 401(k) plan, under which he may receive matching contributions up to $2,500. He also participates in the Company's Employee Stock Ownership Plan. The Company provides Mr. Kaczmarek, at no cost to him, group life, health, accident and disability insurance coverage for himself and his dependents. Mr. Kaczmarek is provided with life insurance coverage in the amount of two times his then current salary but no more than $700,000. He is provided with long term care insurance, with a lifetime benefit of up to $432,000. The Company reimburses Mr. Kaczmarek for up to $1,200 for tax consultation and tax return preparation. He is also reimbursed for expenses that exceed insurance coverage for an annual physical examination, monthly dues for one country club membership and one business club membership. He receives an automobile allowance in the amount of $1,000 per month, together with reimbursements for gasoline and maintenance expenditures.

        Under his employment agreement, Mr. Kaczmarek is entitled to certain severance benefits on termination of his employment, including a change of control. See "Change of Control Arrangements and Termination of Employment."

        Keith A. Wilton—On February 18, 2014, the Company entered into an Employment Agreement with Keith Wilton, when Mr. Wilton joined the Company as Executive Vice President and Chief Operating Officer. Mr. Wilton was also promoted to President of Heritage Bank of Commerce in 2017. Effective August 8, 2019, Mr. Wilton will assume the position of Chief Executive Officer and President of the Company and Heritage Bank of Commerce. The employment contract is for one year and is automatically renewed for one year terms. Under the agreement, Mr. Wilton receives an annual salary of $400,000 (last increased in March 2019) with annual increases, if any, as determined by the Company's Chief Executive Officer and Board of Directors' Compensation Committee annual review of executive salaries. In addition to his salary, he is eligible to participate in the Management Incentive Plan. Mr. Wilton participates in the Company's 401(k) plan, under which he may receive matching contributions up to $2,500. He also participates in the Company's Employee Stock Ownership Plan. The Company provides to Mr. Wilton, at no cost to him, group life, health, accident and disability insurance coverage for himself and his dependents. He also receives an automobile allowance in the amount of $700 per month. Mr. Wilton is provided with life insurance coverage in the amount of two times his salary not to exceed $700,000. He is also provided with long term care insurance, with a lifetime benefit of up to $72,000.

        Under his employment agreement, Mr. Wilton is entitled to certain severance benefits on termination of his employment, including a change of control. See "Change of Control Arrangements and Termination of Employment."

        Michael E. Benito—On February 1, 2012, the Company entered into an employment agreement with Michael E. Benito when he was promoted to Executive Vice President/Banking Division. The employment contract is for one year and is automatically renewed for one year terms. Under the Agreement, Mr. Benito receives an annual salary of $296,000 with annual increases, if any (last increased in March 2019), as determined by the Company's Chief Executive Officer and Board of Directors' Compensation Committee annual review of executive salaries. In addition to his salary, he is eligible to participate in the Management Incentive Plan. Mr. Benito participates in the Company's 401(k) plan, under which he may receive matching contributions up to $2,500. Mr. Benito also participates in the Company's Employee Stock Ownership Plan. The Company provides to Mr. Benito, at no cost to him, group life, health, accident and disability insurance coverage for himself and his dependents. Mr. Benito receives an automobile allowance in the amount of $700 per month, together with reimbursements for gasoline expenditures. Mr. Benito is provided with life insurance coverage in the amount of two times his salary not to exceed $700,000. He is also provided with long term care insurance, with a lifetime benefit of up to $72,000.

        Under his employment agreement, Mr. Benito is entitled to certain severance benefits on termination of his employment, including a change of control. See "Change of Control Arrangements and Termination of Employment."

        Margo G. Butsch—On July 8, 2017, the Company entered into an employment agreement with Margo G. Butsch when she was promoted by the Company to Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce. The employment contract is for one year and is automatically renewed for one year terms. Under the agreement, Ms. Butsch receives an annual salary of $290,000 with annual increases, if any (last increased in March 2019), as determined by the Company's Chief Executive Officer and Board of Directors' Compensation Committee annual review of executive salaries. In addition to her salary, she is eligible to participate in the Management Incentive Plan. Ms. Butsch participates in the Company's 401(k) plan, under which she could receive matching contributions up to $2,500. Ms. Butsch also participates in the Company's Employee Stock Ownership Plan. The Company provides to Ms. Butsch, at no cost to her, group life, health, accident and disability insurance coverage for herself and her dependents. Ms. Butsch also receives an automobile allowance in the amount of $700 per month. Ms. Butsch is provided with life insurance coverage in the amount of two times her salary not to exceed $700,000. She is also provided with long term care insurance, with a lifetime benefit of up to $72,000.

        Under her employment agreement, Ms. Butsch is entitled to certain severance benefits on termination of her employment, including a change of control. See "Change of Control Arrangements and Termination of Employment."

        Lawrence D. McGovern—On July 21, 2011, the Company entered into an Employment Agreement with Lawrence D. McGovern. The employment contract is for one year and is automatically renewed for one year terms. Under the agreement, Mr. McGovern receives an annual salary of $340,000 with annual increases, if any (last increased in March 2019), as determined by the Company's Chief Executive Officer and Board of Directors' Compensation Committee annual review of executive salaries. In addition to his salary, he is eligible to participate in the Management Incentive Plan. Mr. McGovern participates in the Company's 401(k) plan, under which he may receive matching contributions up to $2,500. He also participates in the Company's Employee Stock Ownership Plan. The Company provides to Mr. McGovern, at no cost to him, group life, health, accident and disability insurance coverage for himself and his dependents. Mr. McGovern receives an automobile allowance in the amount of $500 per month, together with reimbursements for gasoline expenditures. Mr. McGovern is provided with life insurance coverage in the amount of two times his salary but not to exceed $700,000. He is also provided with long term care insurance, with a lifetime benefit of up to $72,000.

        Under his employment agreement, Mr. McGovern is entitled to certain severance benefits on termination of his employment, including a change of control. See "Change of Control Arrangements and Termination of Employment."

Plan Based Awards

        Equity Based Plans.    In 2004, the Board of Directors adopted the Heritage Commerce Corp 2004 Stock Option Plan (the "2004 Plan"), which was approved by the Company's shareholders at the 2004 Annual Meeting. The 2004 Plan authorized the Company to grant stock options to officers, employees and directors of the Company and its affiliates. In 2009, the 2004 Plan was amended and restated as the 2004 Equity Plan to authorize the issuance of restricted stock in addition to stock options. The 2004 Equity Plan was approved by the Company's shareholders at the 2009 Annual Meeting.

        In 2013, the Board of Directors approved the 2013 Equity Incentive Plan ("2013 Equity Plan") to replace the 2004 Equity Plan. The 2013 Equity Plan was approved by the Company's shareholders at the 2013 Annual Meeting. The purpose of the Equity Plan is to promote the long-term success of the Company and the creation of shareholder value. The Board of Directors believes that the availability of stock awards is a key factor in the ability of the Company to attract and retain qualified individuals to serve as directors, officers and employees. Under the 2013 Equity Plan incentives are provided through the grant of stock options and restricted stock awards.

        Management Incentive Plan.    The Company maintains a Management Incentive Plan adopted by the Board of Directors in 2005. Executive officers are eligible for target bonuses which are expressed as a percentage of their respective base salaries which increase as the level of performance of established goals increases. The bonuses are tied directly to the satisfaction of overall Company performance for the year. See "Compensation Discussion and Analysis" for information about the Management Incentive Plan.

        The following table provides information on the potential performance based awards available if defined performance objectives were achieved in 2018 for each of the Company's named executive officers under the Company's Management Incentive Plan, and stock options or other stock awards granted to the named executive officers for the year ended December 31, 2018:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (j)
											Grant Date Fair Value of Stock And Options Awards (l)(3)
										Exercise or Base Price of Option Awards ($/Sh) (k)
		Incentive Plan Awards(1)			Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Walter T. Kaczmarek	5/1/2018	—	—	—	—	—	—	25,000	—	$—	$420,000
		$50,000	$225,000	$375,000	—	—	—	—	—	—	$—
Keith A. Wilton	5/1/2018	—	—	—	—	—	—	12,000		$—	$201,600
		$36,192	$144,768	$217,152	—	—	—	—	—	—	$—
Michael E. Benito	5/1/2018	—	—	—	—	—	—	6,000	—	$—	$100,800
		$28,207	$112,827	$169,240	—	—	—	—	—	—	$—
Margo G. Butsch	5/1/2018	—	—	—	—	—	—	7,000	—	$—	$117,600
		$25,500	$102,000	$153,000	—	—	—	—	—	$—	$—
Lawrence D. McGovern	5/1/2018	—	—	—	—	—	—	9,000	—	$—	$151,200
		$30,844	$123,375	$185,062	—	—	—	—	—	—	$—

(1)
These potential performance-based awards were established under the Management Incentive Plan if the indicated level of performance was achieved in 2018 as described further in the "Compensation and Discussion Analysis" and in the discussion under "Plan Based Awards—Management Incentive Plan." They do not represent the actual payments made to the named executive officers. The payments made for actual performance in 2018 are reflected in column (g) in the Summary Compensation Table.

(2)
This column reflects restricted stock award granted in 2018 pursuant to the 2013 Equity Incentive Plan.

(3)
The amounts shown in column (l) reflect the applicable full grant date fair values for restricted stock award in accordance with ASC 718 (excluding the effect of forfeitures), and are reported for the fiscal year during which the restricted stock awards were issued. The assumptions used in calculating the valuation for stock and options awards may be found in Note 13 to the Company's consolidated financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

Equity Compensation Plan Information

        The following table shows the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under equity compensation plans at December 31, 2018:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,570,603	(1)	$10.76	1,163,502	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

(1)
Consists of 381,659 options to acquire shares under the Company's 2004 Equity Incentive Plan and 1,188,944 options to acquired shares under the Company's 2013 Equity Incentive Plan.

(2)
Available under the Company's 2013 Equity Incentive Plan.

Outstanding Equity Awards

        The following table shows the number of Company shares of common stock covered by exercisable and unexercisable stock options and the number of Company unvested shares of restricted common stock held by the Company's named executive officers as of December 31, 2018:

Outstanding Equity Awards at Year End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Options Exercise Price ($) (e)	Options Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Walter T. Kaczmarek	15,000	—		—	$8.07	02/27/2024	45,731	$518,590	—	—
Keith A. Wilton	—	—		—	—	—	28,000	$317,520	—	—
Michael E. Benito	12,500	—		—	$8.07	02/27/2024	16,125	$182,858	—	—
	10,000	—		—	$6.57	04/30/2023	—	—	—	—
	4,500	—		—	$3.57	07/26/2020	—	—	—	—
	4,500	—		—	$7.43	05/04/2019	—	—	—	—
Margo G. Butsch	3,173	4,827	(3)	—	$14.48	5/2/2027	7,000	$79,380	—	—
	1,946	1,054	(4)	—	$10.34	5/3/2026	—	—	—	—
Lawrence D. McGovern	15,000	—		—	$8.07	02/27/2024	22,350	$253,449	—	—
	15,000	—		—	$6.57	04/30/2023	—	—	—	—

(1)
This column represents the unvested shares for restricted stock awards granted. Restricted stock awards vest 25% per year from the date of grant.

(2)
The market value of the shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing price of our common stock at December 31, 2018, as reported on The Nasdaq Global Select Market, which was $11.34.

(3)
The options vest daily over 4 years beginning May 2, 2017, and have a term of 10 years.

(4)
The options vest daily over 4 years beginning May 3, 2016, and have a term of 10 years.

Option Exercises and Vested Stock Awards

        The following table sets forth information with regard to the exercise and vesting of stock options and vesting of shares of restricted stock for the year ended December 31, 2018, for each of the named executive officers:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized upon Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Walter T. Kaczmarek	—	—	9,482	$159,059
Keith A. Wilton	—	—	24,000	$368,968
Michael E. Benito	7,000	$6,370	5,250	$88,084
Margo G. Butsch	—	—	—	—
Lawrence D. McGovern	—	—	6,800	$114,203

(1)
The number of vested shares reflects the gross amount of shares, without netting any shares surrendered to pay taxes. The aggregate dollar amount realized upon vesting was calculated by multiplying the number of shares by the fair market value on the vesting date.

401(k) Plan

        The Company has established a broad-based employee benefit plan under Section 401(k) of the Internal Revenue Code of 1986 ("401(k) Plan"). The purpose of the 401(k) Plan is to encourage employees to save for retirement. Eligible employees may make contributions to the plan subject to the limitations of Section 401(k). The 401(k) Plan trustees administer the Plan. The Company matched up to $2,500 of each employee's contributions in 2018. The 401(k) Plan allows highly compensated employees to contribute up to a maximum percentage of their base salary, up to the limits imposed by the Internal Revenue Code, on a pre-tax basis. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries. The 401(k) Plan is designed to provide for distributions in a lump sum after termination of service. However, loans and in-service distributions under certain circumstances such as hardship, attainment of age 59 1/2, or a disability are permitted. For named executive officers, these amounts are included in the Summary Compensation Table under "All Other Compensation."

Employee Stock Ownership Plan

        In 1997, Heritage Bank of Commerce initiated a broad-based employee stock ownership plan ("Stock Ownership Plan"). The Stock Ownership Plan was subsequently adopted by the Company as the successor corporation to Heritage Bank of Commerce. The Stock Ownership Plan allows the Company, at its option, to purchase shares of the Company common stock on the open market. To be eligible to receive an award of shares under the Stock Ownership Plan, an employee must have worked at least 1,000 hours during the year and must be employed by the Company on December 31. The executive officers have the same eligibility to receive awards as other employees of the Company. Awards under the Stock Ownership Plan generally vest over four years. In addition, the value of a participant's account becomes fully vested upon reaching the age of 65 or termination of employment by death or disability. Since 2010, the Company has suspended contributions to the Stock Ownership Plan. The Plan was "frozen" as of January 1, 2019. The amounts of contributions to the Stock Ownership Plan for named executive officers are included in the Summary Compensation Table in the column entitled "All Other Compensation."

Supplemental Retirement Plan for Executive Officers

        The Company has established the 2005 Amended and Restated Supplemental Executive Retirement Plan (the "SERP" or the "Plan") covering key employees, including several of the named executive officers. The SERP is a nonqualified defined benefit plan and is unsecured and unfunded and there are no plan assets. When the Company offers key executives participation in the SERP, the supplemental retirement benefit awarded is based on the individual's position within the Company and a vesting schedule determined by the desirability of incentivizing the retention element of the program. Normally the participant is 100% vested in his or her benefit at retirement, upon termination within two years from a change in control, or upon disability. However, the participant's vested benefit is reduced for payment prior to retirement age in accordance with the Plan terms, should that be selected by the participant.

        The Company has reduced its use of the SERP as a program to attract and retain executives and key employees. It has been more than seven years since the Company has offered SERP benefits to executives and key employees.

        Normal Retirement.    A participant whose employment terminates after normal retirement (as defined in the Plan) will receive 100% of his or her supplemental retirement benefit, payable monthly, commencing on the first of the month following retirement (unless selected otherwise by the participant and except executive officers who receive their benefit six months after retirement) and continuing until the death of the participant (unless the joint survivor option is selected).

        Early Retirement.    In order to be eligible for early retirement benefits, the plan requires the participant to terminate employment (for reasons other than for cause or within two years from a change of control) after the date that the participant is at least 55 years old but prior to normal retirement as defined in the participant's participation agreement. The participant will then receive the portion of the supplemental retirement benefit that has vested as of the actual early retirement date. However, for each year (or partial year) before normal retirement age the participant receives an early retirement benefit, the vested benefit is reduced by five percent. Unless otherwise selected by the participant, the early retirement benefit will be paid monthly, with payments to commence on the first day of the month following the participant's separation from service (except executive officers who receive their benefit six months from retirement) and continuing until the death of the participant (unless the joint survivor option is selected).

        Termination Before Early Retirement.    If a participant's employment is terminated without cause or the participant resigns, the participant shall be eligible to receive the portion of the supplemental retirement benefit that has vested as of the effective date of termination reduced by 5% for each year (or partial year) that the participant's benefits are paid prior to the participant's normal retirement age. Benefits are payable monthly commencing on the first of the month elected by the participant but not before the participant's early retirement age (except executive officers who receive their benefit six months from retirement), and continuing until the death of the participant (unless the joint survivor option is selected).

        Disability.    In the event a participant becomes disabled, the participant will receive the actuarial equivalent of his or her supplemental retirement benefit, payable monthly, commencing on the first of the month following determination that the participant is disabled and continuing until the death of the participant.

        Cause.    If a participant's employment is terminated for cause, the participant forfeits any rights the participant may have under the SERP.

        Change of Control.    If a participant's employment is terminated for any reason (except cause or after qualifying for normal retirement) within two years following a change of control, the participant will receive 100% of his or her supplemental retirement benefit commencing at the later of the first month following the age selected by the participant or the first month following the participant's separation from service (except executive officers who receive their benefit six months from separation of service), and continuing until the death of the participant (unless the joint survivor option is selected). In the event payments commence prior to the participant's normal retirement age, then the benefit due to the participant will be reduced by 5% for each year (or partial year) that the participant's benefit is paid prior to the participant's normal retirement age.

        The Company has purchased life insurance contracts on the participants in order to finance the cost of these benefits and it is anticipated that, because of the tax-advantaged effect of this life insurance investment, the return on the life insurance contracts will be approximately equal to the accrued benefits to the participants under the SERP, other than in the event of accelerated vesting because of the change of control.

        The following table shows the present value of the accumulated benefit payable to each of the named executive officers that participate in the SERP, including the number of service years credited to each named executive officer at December 31, 2018:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year ($) (e)
Walter T. Kaczmarek	Heritage Commerce Corp SERP	14	$3,727,500	—
Michael E. Benito(3)	Heritage Commerce Corp SERP	15	$728,700	—
Lawrence D. McGovern	Heritage Commerce Corp SERP	20	$1,144,300	—

(1)
The amounts in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 14 to the Company's consolidated financial statements for the fiscal year ended December 31, 2018, included in the Company's Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(2)
The following vesting percentages apply to the named executive officers who participate in the SERP:

End of the year prior to termination	Walter T. Kaczmarek	Michael E. Benito(3)		Lawrence D. McGovern
12/31/2018	100%	100%	70%	100%
12/31/2019	100%	100%	80%	100%
12/31/2020	100%	100%	90%	100%
12/31/2021	100%	100%	100%	100%
12/31/2022	100%	100%	100%	100%
(3)
Mr. Benito has two separate SERP agreements.

Deferred Compensation Plan

        In January 2004, the Company adopted the Heritage Commerce Corp Nonqualified Deferred Compensation Plan for certain executive officers. The purpose of the plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide termination of employment and related benefits taxable pursuant to Section 451 of the Internal Revenue Code of 1986, as amended. The plan is intended to be a "top-hat" plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The executive may elect to defer up to 100% of any bonus and 50% of any regular salary into the Deferred Compensation Plan. Amounts deferred are invested in a portfolio of approved investment choices as directed by the executive. Under the Deferred Compensation Plan, the Company may make discretionary contributions for the executive, but has not done so. Amounts deferred by executives to the plan will be distributed at a future date they have selected or upon termination of employment. The executive can select a distribution schedule of up to fifteen years. Mr. Benito and Ms. Butsch elected to participate in the plan during 2018.

Change of Control Arrangements and Termination of Employment

        Equity Plans.    Each of the named executive officers holds options granted under the 2004 Equity Plan and the 2013 Equity Plan. Under these plans, option holders will be given 30 days advance notice of the consummation of a change of control transaction during which time the option holders will have the right to exercise their options, and all outstanding options become immediately vested. The options terminate on the consummation of the change of control. In the event the option holder dies or becomes disabled, the option holder or his or her estate will have 12 months to exercise those options that have vested as of the date of termination of employment from a disability or death.

        Restricted Stock.    Several of the named executive officers hold shares of restricted stock subject to vesting requirement. Under the terms of the restricted stock awards the vesting of the shares will accelerated upon a change of control of the Company, or the holder's death or disability.

        Supplemental Executive Retirement Plan.    Several of the named executives are participants in the 2005 Amended and Restated Supplemental Executive Plan. If a participant's employment is terminated without cause or the participant resigns, the participant shall be eligible to receive the portion of the supplemental retirement benefit that has vested as of the effective date of termination reduced by 5% for each year (or partial year) that the participant's benefits are paid prior to the participant's normal retirement age. Benefits are payable monthly commencing on the first of the month elected by the participant (except executive officers who receive their benefits six months from separation from service), but not before the participant's early retirement age, and continuing until the death of the participant (unless the joint survivor option is selected). In the event a participant becomes disabled, the participant will receive the actuarial equivalent of his or her supplemental retirement benefit, payable monthly, commencing on the first of the month following determination that the participant is disabled and continuing until the death of the participant. If a participant's employment is terminated for cause, the participant forfeits any rights the participant may have under the plan. If a participant's employment is terminated for any reason (except cause or after qualifying for normal retirement) within two years following a change of control, the participant will receive 100% of his or her supplemental retirement benefits commencing at the later of the first month following the age selected by the participant, or the first month following the participant's separation from service (except executive officers who receive their benefits six months from separation from service), and continuing until the death of the participant (unless the joint survivor option is selected). In the event payments commence prior to the participant's normal retirement age, then the benefit due to the participant will be reduced by 5% for each year (or partial year) that the participant's benefit is paid prior to the participant's normal retirement age.

        Mr. Kaczmarek's Employment Agreement.    If Mr. Kaczmarek's employment is terminated without cause or he resigns for good reason, he will be entitled to a lump sum payment equal to two times his base salary and his highest annual bonus in the last three years. If Mr. Kaczmarek's employment is terminated or he resigns for good reason 120 days before, or within two years after, a change of control, he will be paid a lump sum of 2.75 times his base salary and highest annual bonus in the last three years. If his employment is terminated by the Company without cause, or he resigns for good reason, or as a result of a change of control the Company terminates his employment or he resigns for good reason, his participation in group insurance coverages will continue on at least the same level as at the time of termination for a period of 36 months from the date of termination. In the event that the amounts payable to Mr. Kaczmarek under the agreement constitute "excess parachute payments" under the Internal Revenue Code of 1986, as amended, that are subject to an excise or similar tax, the amounts payable to Mr. Kaczmarek will be increased so that he receives substantially the same economic benefit under the agreement had there been no such tax imposed. Additionally, following the termination of his employment, Mr. Kaczmarek has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees and customers.

        Mr. Wilton's Employment Agreement.    If Mr. Wilton's employment is terminated without cause, he will be entitled to a lump sum payment equal to one times his base salary and his average annual bonus in the last three years. If Mr. Wilton's employment is terminated by the Company or he resigns for good reason 120 days before or within two years after a change in control, he will be entitled to a lump sum payment of two times his base salary and his average annual bonus in the last three years. If his employment is terminated by the Company without cause, his participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Mr. Wilton's employment is terminated by the Company as a result of a change in control, or he resigns for a good reason as a result of a change in control, these benefits will continue for an additional 24 months from the date of termination. Additionally, following the termination of his employment, Mr. Wilton has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees or customers.

        Mr. Benito's Employment Agreement.    If Mr. Benito's employment agreement is terminated without cause, he will be entitled to a lump sum payment equal to one times his base salary and his average annual bonus during the last three years. If Mr. Benito's employment is terminated by the Company or he resigns for good reason 120 days before or within two years after a change in control, he will be entitled to a lump sum payment of two times his base salary and his average annual bonus during the last three years. If Mr. Benito's employment is terminated by the Company without cause, his participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Mr. Benito's employment is terminated by the Company as a result of a change in control, or he resigns for a good reason as a result of a change in control, these benefits will continue for an additional 24 months from the date of termination. In the event that the amounts payable to Mr. Benito under the agreement constituted "excess parachute payments" under the Internal Revenue Code of 1986, as amended, that are subject to an excise or similar tax, the amounts payable to Mr. Benito will be increased so that he receives substantially the same economic benefit under the agreement had there been no such tax imposed. Additionally, following the termination of his employment, Mr. Benito has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees or customers.

        Ms. Butsch's Employment Agreement.    If Ms. Butsch's employment agreement is terminated without cause, she will be entitled to a lump sum payment equal to one times her base salary and her average annual bonus during the last three years. If Ms. Butsch's employment is terminated by the Company or she resigns for good reason 120 days before or within two years after a change in control, she will be entitled to a lump sum payment of two times her base salary and her average annual bonus during the last three years. If Ms. Butsch's employment is terminated by the Company without cause, her participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Ms. Butsch's employment is terminated by the Company as a result of a change in control, or she resigns for a good reason as a result of a change in control, these benefits will continue for an additional 24 months from the date of termination. Additionally, following the termination of her employment, Ms. Butsch has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees or customers.

        Mr. McGovern's Employment Agreement.    If Mr. McGovern's employment is terminated without cause, he will be entitled to a lump sum payment equal to one times his base salary, his highest annual bonus in the last three years and his annual automobile allowance. If Mr. McGovern's employment is terminated by the Company or he resigns for good reason 120 days before, or within two years after, a change in control, he will be entitled to a lump sum payment of two times his base salary, his highest annual bonus in the last three years and his annual automobile allowance. If the employment agreement is terminated by the Company without cause, his participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Mr. McGovern's employment is terminated as a result of a change in control during the change of control period, or he resigns for a good reason as a result of a change in control, these benefits will continue for an additional 24 months from the date of termination. In the event that the amounts payable to Mr. McGovern under the agreement constitute "excess parachute payments" under the Internal Revenue Code of 1986, as amended, that are subject to an excise or similar tax, the amounts payable to Mr. McGovern will be increased so that he receives substantially the same economic benefit under the agreement had there been no such tax imposed. Additionally, following the termination of his employment, Mr. McGovern has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees or customers.

        The following tables summarize the payments which would be payable to our named executive officers in the event of various termination scenarios as of December 31, 2018. This information is for illustrative purposes only. Regardless of the manner in which a named executive's employment terminates, the officer would be entitled to: (1) the vested portion of any stock option or restricted stock; and (2) the vested portion of the officer's benefit under the Supplemental Executive Retirement Plan.

	Change in Control	Involuntary Termination Without Cause	Termination for Good Reason	Death	Disability
Walter T. Kaczmarek
Cash severance under employment agreement	$1,888,766	$1,373,648	$1,373,648	$—	$—
Health insurance premiums	55,490	55,490	55,490	—	—
Life insurance benefits	—	—	—	700,000	180,000	(3)
Long-term care insurance benefits	—	—	—	—	72,000
Split-dollar death benefits (upon death)	—	—	—	3,069,407	—
Unvested restricted stock awards (accelerated)	518,590	—	—	518,590	518,590
Outplacement services (layoff)	5,000	—	—	—	—
IRC 280(G) excise tax gross-up	1,056,486	—	—	—	—

Total	$3,524,332	$1,429,138	$1,429,138	$4,287,997	$770,590

Keith A. Wilton
Cash severance under employment agreement	$942,061	$471,031	$—	$—	$—
Health insurance premiums	48,328	24,164	—	—	—
Life insurance benefits	—	—	—	700,000	180,000	(3)
Long-term care insurance benefits	—	—	—	—	72,000
Unvested restricted stock awards (accelerated)	317,520	—	—	317,520	317,520

Total	$1,307,909	$495,195	$—	$1,017,520	$569,520

Michael E. Benito
Cash severance under employment agreement	$743,050	$371,525	$—	$—	$—
Health insurance premiums	80,609	40,305	—	—	—
Life insurance benefits	—	—	—	564,134	180,000	(3)
Long-term care insurance benefits	—	—	—	—	72,000
Supplemental executive retirement plan (1)(2)	40,954	26,629	—	—	28,557
Unvested restricted stock awards (accelerated)	182,858	—	—	182,858	182,858
Split-dollar death benefits (upon death)	—	—	—	754,271	—
IRC 280(G) excise tax gross-up	427,711	—	—	—	—

Total	$1,475,182	$438,459	$—	$1,501,263	$463,415

	Change in Control	Involuntary Termination Without Cause	Termination for Good Reason	Death	Disability
Margo G. Butsch
Cash severance under employment agreement	$571,134	$285,567	$—	$—	$—
Health insurance premiums	114,782	57,391	—	—	—
Life insurance benefits	—	—	—	510,000	169,983	(3)
Long-term care insurance benefits	—	—	—	—	72,000
Unvested stock options (accelerated)	1,054	—	—	—	—
Unvested restricted stock awards (accelerated)	79,380	—	—	79,380	79,380

Total	$766,350	$342,958	$—	$589,380	$321,363

Lawrence D. McGovern
Cash severance under employment agreement	$835,336	$417,668	$—	$—	$—
Health insurance premiums	80,609	40,305	—	—	—
Life insurance benefits	—	—	—	616,874	180,000	(3)
Long-term care insurance benefits	—	—	—	—	72,000
Unvested restricted stock awards (accelerated)	253,449	—	—	253,449	253,449
Split-dollar death benefits (upon death)	—	—	—	907,805	—
IRC 280(G) excise tax gross-up	—	—	—	—	—

Total	$1,169,394	$457,973	$—	$1,778,128	$505,449

(1)
Assumes executive selected age 62 for commencement of the payment of this benefit.

(2)
The amount reflected in the table is the incremental increase in the benefit payable to the named executive officer in addition to the benefit payable under the terms of the Supplemental Executive Retirement Plan. See "Supplemental Retirement Plan for Executive Officers" and the tables included therein for information about the value of the accumulated benefit payable to each named executive officer.

(3)
This balance represents the annual payment of long-term disability for the named executive officers. This long-term payment would begin after an elimination period and a twenty-five week short term disability period. This long-term disability payment will increase by 3% (cost of living adjustment) over the first ten years of payments and cease at age 65.

Director Compensation

        This section provides information regarding the compensation policies for non-employee directors and amounts paid to these directors in 2018. Mr. Kaczmarek did not receive any separate compensation for his service as a director.

        The Company has a policy of compensating non-employee directors for their service on the Board and Board committees of the Company. On an annual basis, the Compensation Committee reviews director compensation, including the individual fees and retainers, the components of compensation, as well as the total amount of director compensation appropriate for the Company.

        In 2018, each director received an annual retainer fee of $50,000. The chair of each standing committee of the Board received an additional $6,000 per year, and the Chairman of the Board receives an additional $17,500 per year. Board Members are not paid separate fees for attending Board or committee meetings.

        The Compensation Committee has adopted a policy to grant directors restricted stock on an annual basis in lieu of stock options. Under this policy directors are entitled to awards of restricted stock with an economic value on the date of grant not to exceed the following:

Board Chairman	$25,000
Board members (non-chairman)	$20,000

        In 2018, each of the directors received restricted stock in accordance with the above schedule.

        The following table summarizes the compensation of non-employee directors for the year ended December 31, 2018:

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Options Awards ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)(2)	Cash Dividend on Unvested Restricted Stock Award ($) (g)	All Other Compensation ($) (h)(3)		Total ($) (i)
Julianne M. Biagini-Komas	$56,000	$19,992	—	—	—	$545	—		$76,537
Frank G. Bisceglia	$56,000	$19,992	—	—	—	$788	$662	(3)	$77,442
Jack W. Conner	$73,500	$24,998	—	—	—	$1,027	$1,269	(3)	$100,794
J. Philip DiNapoli(4)	$29,167	—	—	—	—	$283	—		$29,450
Jason DiNapoli(4)	$25,000	—	—	—	—	—	—		$25,000
Steven L. Hallgrimson	$56,000	$19,992	—	—	—	$788	—		$76,780
Robert T. Moles	$50,000	$19,992	—	—	—	$788	—		$76,780
Laura Roden	$56,000	$19,992	—	—	—	$788	—		$76,780
Ranson W. Webster	$56,000	$19,992	—	—	—	$788	$780	(3)	$77,560

(1)
The amounts shown in column (c) reflect the applicable full grant date value for stock awards in accordance with ASC 718 (excluding the effect of forfeitures). See Note 13 to the Company's consolidated financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(2)
The amounts shown in column (f) represent only the aggregate change in the actuarial present value of the accumulated benefit measured from December 31, 2017 to December 31, 2018, under the respective director compensation benefits agreements. The amounts in column (f) were determined using interest rate and mortality rate assumptions, consistent with those used in the Company's consolidated financial statements, and include amounts which the named director may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 14 to the Company's consolidated financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K filed with the SEC on March 14, 2019.

(3)
The amounts shown reflect the annual income imputed to each director in connection with Company owned split-dollar life insurance policies for which the Company has fully paid the applicable premiums.

(4)
In July 2018, Mr. J. Philip DiNapoli retired from the Board of Directors and Mr. Jason DiNapoli was elected to fill the vacancy.

Director Outstanding Stock Options and Stock Awards

        Each of the non-employee directors owned the following stock options and stock awards as of December 31, 2018:

Director	Stock Options	Stock Awards
Julianne M. Biagini-Komas	—	1,190
Frank G. Bisceglia	25,000	1,632
Jack W. Conner	—	2,117
J. Philip DiNapoli(1)	—	—
Jason DiNapoli(1)	—	—
Steven L. Hallgrimson	6,345	1,632
Robert T. Moles	25,000	1,632
Laura Roden	12,000	1,632
Ranson W. Webster	25,000	1,632

(1)
In July 2018, Mr. J. Philip DiNapoli retired from the Board of Directors and Mr. Jason DiNapoli was elected to fill the vacancy.

Director Compensation Benefits Agreement

        Prior to 2007, the Company entered into individual director compensation benefits agreements with each of its then directors. These agreements were amended and restated in December, 2008 ("Benefit Agreements"). The Benefit Agreements provide an annual benefit equal to a designated applicable percentage of $1,000 times each year served as a director, subject to a 2% increase each year from the date of the commencement of payments. The applicable percentage increases over time and equals 100% after nine years of service. In the event of a disability, or a resignation or termination pursuant to a change of control, the director's applicable percentage will be accelerated to 100%. Payments of benefits will be made in equal monthly payments on the first day of each month, commencing on the later of the director's attaining the age of 62 or the month following the month in which the director separates from service on the Board and continuing until the director's death. If a director is removed from the Board for cause he or she will forfeit any benefits under the Benefit Agreement.

        Company-owned split-dollar life insurance policies support the Company's obligations under the Benefit Agreements. The premiums on the policies are paid by the Company. The cash value accrued on the policies supports the payment of the supplemental benefits for each participant. In the case of death of the participant, the participant's designated beneficiaries will receive 80% of the net-at-risk insurance (which means the amount of the death benefit in excess of the cash value of the policy).

        The following table shows the present value of the accumulated benefit payable to each director who has a director compensation benefit agreement, including the number of service years credited to each director under the Benefit Agreements:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year ($) (e)
Frank G. Bisceglia	Heritage Commerce Corp SERP	25	$293,900	—
Jack W. Conner	Heritage Commerce Corp SERP	15	$119,400	—
Robert T. Moles	Heritage Commerce Corp SERP	15	$247,900	—
Ranson W. Webster	Heritage Commerce Corp SERP	15	$169,000	—

(1)
The amounts in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements and include amounts which the director may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 14 to the Company's consolidated financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(2)
Each participant is fully vested.

 PROPOSAL 1—ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the number of directors shall not be less than 9 nor more than 15. By resolution, the Board of Directors has fixed the number of directors at 10 effective on the date of and prior to the Annual Meeting. All of our directors serve one year terms that expire at the next following annual meeting. The Bylaws of the Company provide the procedure for nominations and election of the Board of Directors. For information on these procedures see "Corporate Governance and Board Matters—Nomination of Directors." Nominations not made in accordance with the procedures may be disregarded by the Chairman of the Annual Meeting and upon his instructions, the inspector of election will disregard all votes cast for such nominees.

        The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has recommended the nomination of 10 of the current members of the Board of Directors for one year terms that will expire at the Annual Meeting to be held in 2020. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted at the Annual Meeting for substitute nominees designated by the Board. The Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

        The following provides information with respect to each individual nominated and recommended to be elected to the Board of Directors. Each individual below is also a director on the Board of Directors of Heritage Bank of Commerce:

        JULIANNE M. BIAGINI-KOMAS, age 56, was formerly a member on the Focus Business Bank board of directors and joined the Board of Directors of the Company in August 2015. Ms. Biagini-Komas is currently the Vice President, Finance and Human Resources of CNEX Labs, Inc., San Jose, California. She was the Chief Financial Officer of Quantumscape Corporation, San Jose, California, from 2011 to 2014. Previously, she was the Chief Financial Officer of Endwave Corporation, a Nasdaq-listed company, from 1994 to 2007. Ms. Biagini-Komas has a Bachelor of Science degree in Accounting from San Jose State University and a Masters in Business Administration degree from Santa Clara University. Ms. Biagini-Komas is a Certified Public Accountant. With over 20 years of human resource administration experience, Ms. Biagini-Komas is particularly suited to serve as Chair of the Compensation Committee. With her experience as a chief financial officer and her accounting background, Ms. Biagini-Komas provides valuable insight and perspective regarding accounting and tax issues and is particularly suited to serve as a member of the Board's Audit Committee and the Loan Committee.

        FRANK G. BISCEGLIA, age 73, became a director of the Company in 1994. Mr. Bisceglia is a Senior Vice President—Investments, Advisory and Brokerage Services, Senior Portfolio Manager, Portfolio Management Program at UBS Financial Services, Inc., a full-service securities firm. Mr. Bisceglia has a Bachelor of Science degree in Industrial Management from San Jose State University. Mr. Bisceglia contributes to the Board a substantial understanding of finance and investments from over 41 years of experience as a financial advisor to corporate and high-wealth individuals. As a long-term member of the Board and Chair of the Loan Committee, he has a broad based understanding of the Company's business and he has developed a general knowledge of the Company's credit administration and loan underwriting process.

        JACK W. CONNER, age 79, became a director of the Company in 2004. Mr. Conner was elected Chairman of the Board in July, 2006. Mr. Conner was Chairman and Chief Executive Officer of Comerica California from 1991 until his retirement in 1998, and remained a director until 2002. He was President and a director of Plaza Bank of Commerce from 1979 to 1991. Prior to joining Plaza Bank of Commerce, he held various positions with Union Bank of California (formerly Union Bank) where he began his banking career in 1964. Mr. Conner has a Bachelor of Arts degree from San Jose State University. Mr. Conner contributes to the Board over 20 years of executive leadership and substantial experience in the community banking industry. Having served as a Chief Executive Officer and President at several successful community banks in the Company's primary market, he brings a wide-ranging understanding of bank management, finance, operations and strategic planning. His demonstrated leadership ability, judgment and executive experience led the Board to elect him as Chairman of the Board.

        JASON DINAPOLI, age 50, was one of the founders of 1st Century Bank, N.A., a wholly owned subsidiary of 1st Century Bancshares, Inc., headquartered in Los Angeles, California. In 2008, Mr. DiNapoli assumed the role of the President and Chief Executive Officer of 1st Century Bank and President of 1st Century Bancshares, Inc. He served in this role until July 1, 2016, when 1st Century Bancshares, Inc. was acquired by Midland Financial Co., a privately held bank holding company based in Oklahoma City, Oklahoma, as a division of MidFirst Bank, a subsidiary of Midland. Mr. DiNapoli presently serves as an Executive Vice President of MidFirst Bank and President and Chief Executive Officer of the 1st Century Bank division. Before joining 1st Century Bank, Mr. DiNapoli was vice president of finance for JP DiNapoli Companies Inc., a real estate investment, development and property management organization. Prior thereto, he served as a Vice President at Union Bank of California (formerly Union Bank). Mr. DiNapoli earned a bachelor's degree from the University of California, Berkeley. He is active in numerous community organizations. Mr. DiNapoli is the son of Philip DiNapoli, a former director of the Company who retired in 2018. Mr. DiNapoli brings to the Board his extensive experience and knowledge in banking and finance and management experience in the financial industry as well as experience as a board member of a publicly traded bank holding company.

        STEVEN L. HALLGRIMSON, age 77, had been practicing law in the San Jose, California area since 1969 in the areas of real estate, taxation and general business planning and is a certified public accountant. He is currently of counsel with the law firm of Berliner Cohen located in San Jose, California. Mr. Hallgrimson has founded and served as a board member for several private business entities engaged in automobile lending, commercial real estate brokerage and telecommunications. He has been an instructor at San Jose State University Business School and University of California, Santa Cruz teaching a variety of business, real estate and tax courses. Mr. Hallgrimson is a member of the California State Bar and California Society of Certified Public Accountants. He serves as a trustee and President of the Santa Clara County Law Library and is a director of Loaves & Fishes and the San Jose Sports Hall of Fame. Mr. Hallgrimson has a Bachelor of Arts degree from Claremont McKenna College and a Juris Doctor degree from the University of California at Berkeley, Boalt Hall School of Law. Mr. Hallgrimson brings legal, accounting and tax knowledge and experience to the Board and provides a valuable perspective to the Board as a result of his involvement and extensive relationships in the community in which the Company serves. His background is particularly suited to serve as Chair of the Audit Committee and as the committee's "financial expert."

        WALTER T. KACZMAREK, age 67, is President, Chief Executive Officer and a director of Heritage Commerce Corp and Chief Executive Officer and a director of Heritage Bank of Commerce. Prior to joining the Company in 2005, Mr. Kaczmarek was Executive Vice President of Comerica Bank and of Plaza Bank of Commerce from 1990. Prior to joining Plaza Bank of Commerce he served in various positions with Union Bank of California (formerly Union Bank) and also The Martin Group, a real estate investment development company. Mr. Kaczmarek has a Bachelor of Science in Commerce degree from Santa Clara University, and a Masters in Business Administration degree from San Jose State University. Mr. Kaczmarek contributes to the Board his breadth of knowledge of the Company's business, industry and strategy. He brings to the Board a full understanding of the Company's banking business, markets, community and culture. He provides the Board with an overall perspective of all facets of the Company's business, financial condition and its strategic direction. Mr. Kaczmarek's leadership, communication, and decision-making skills are of particular value to the Board.

        ROBERT T. MOLES, age 64, became a director of the Company in 2004. Mr. Moles has been the Chairman of the Board of Intero Real Estate Services, Inc., a full-service real estate firm since 2002. Prior to joining Intero, he served as President and Chief Executive Officer of the Real Estate Franchise Group of Cendant Corporation, the largest franchiser of residential and commercial real estate brokerage offices in the world. Prior to joining Cendant, he served as President and Chief Executive Officer of Contempo

Realty, Inc. in Santa Clara, California. Mr. Moles contributes to the Board a substantial expertise in the real estate industry in the Company's primary market. With over 33 years of experience in executive and managerial positions, he brings to the Board his skills in dealing with business and financial planning and personnel management. With his background, Mr. Moles is particularly suited to serve as a member of the Compensation Committee.

        LAURA RODEN, age 60, is the founder and managing director of Capital Formation Consultants LLC, an advisor to alternative asset funds including venture capital, private equity, hedge and debt funds. Prior to founding Capital Formation Consultants LLC, Ms. Roden was the managing director for The Angels' Forum (Palo Alto, CA), an early stage angel and venture capital investing group for high net worth individuals. For most of Ms. Roden's prior career she was engaged as chief financial officer at both established and emerging corporations, including most notably Chronicle Broadcasting Company (San Francisco, CA) and PowerTV, Inc (acquired by Cisco Corporation, San Jose, CA). Ms. Roden has expertise in general management, finance, fundraising and marketing. Ms. Roden has taught courses on finance at San Jose State University, and is a frequent speaker for angel investment and venture capital groups and associations. Ms. Roden has a Bachelor of Arts degree from Harvard College and Masters in Business Administration degree from Harvard Business School. Ms. Roden has extensive management experience in a full range of business operations, strategic planning, marketing strategies and capital formation for entrepreneurial companies in the technology industry. In addition, with her prior experience as a chief financial officer, she is particularly suited to serve as Chair of the Board's Strategic Initiatives Committee, serve as a member of the Audit Committee and the Finance and Investment Committee.

        RANSON W. WEBSTER, age 74, became a director of the Company in 2004. Mr. Webster founded Computing Resources, Inc. ("CRI") in 1978, a privately-held general purpose data processing service bureau specializing in payroll processing for small business nationwide. He served as CRI's Chief Executive Officer and Chief Financial Officer. In 1999, CRI merged with Intuit, Inc., the maker of QuickBooks and Quicken financial software. In 1998, Mr. Webster founded Evergreen Capital, LLC, an early stage investment company focused on Internet and biotech companies. In 2012, Mr. Webster became the Chief Executive Officer for Chargerback, Inc. a cloud based startup company dedicated to automating the lost and found process at hotels, airlines, rental car companies and other public spaces. Mr. Webster contributes to the Board substantial business acumen, executive strategic planning and financial experience developed through years of proven entrepreneurial success. Mr. Webster has a unique perspective of the Company from his long-standing service on the Board. He has a general understanding of corporate governance principles as Chairman of the Board's Nominating and Corporate Governance Committee.

        KEITH A. WILTON, age 61, joined the Board in January 2019. He has served as President of Heritage Bank of Commerce since April 2017. He also has served as Executive Vice President and Chief Operating Officer of Heritage Commerce Corp since February 2014. Effective August 8, 2019, Mr. Wilton will become the Chief Executive Officer and President of the Company and Heritage Bank of Commerce. Prior to joining Heritage Commerce Corp and Heritage Bank of Commerce, Mr. Wilton was an Executive Vice President with Pacific Capital Bancorp from 2010 through 2013. Mr. Wilton was a consultant from 2008 to 2010 for several private equity firms assisting with investment and acquisition opportunities in the financial industry. He was with Greater Bay Bancorp holding positions of Executive Vice President and President of the Specialty Finance Group from 2002 to 2007. Mr. Wilton has over 30 years' experience with bank and finance companies. Mr. Wilton brings to the Board his understanding and knowledge of the Company's business and personnel and his extensive experience in the financial industry.

Recommendation of the Board of Directors

        The Board of Directors recommends the election of each nominee. The proxy holders intend to vote all proxies they hold in favor of the election of each of the nominees. If no instruction is given, the proxy holders intend to vote FOR each nominee listed.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires, among other things, that we permit a non-binding, advisory vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this proxy statement.

        As described in greater detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our named executive officers to achieve superior performance on both a short-term and long-term basis while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

        Accordingly, the Company is presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay program by voting for or against the following resolution:

        "RESOLVED, that the shareholders approve the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures required by Item 402 of Regulation S-K contained in the proxy statement."

        As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for 2018 was reasonable and appropriate, and was the result of a carefully considered approach.

        The vote on this resolution is not intended to address any specific item of compensation, but rather that overall compensation of our named executive officers and the policies and practices described in this proxy statement. In the event this non-binding proposal is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee, nor create or imply any additional fiduciary duty of the Board of Directors or Compensation Committee, nor shall such a vote be construed to restrict or omit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders to this proposal when reviewing compensation policies and practices in the future.

Recommendation of the Board of Directors

        The Board of Directors recommends a vote FOR the Advisory Proposal on Executive Compensation. The proxy holders intend to vote all proxies they hold in favor of this proposal. If no instruction is given, the proxy holders intend to vote FOR the proposal.

 PROPOSAL 3—AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has adopted resolutions to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 60,000,000 to 100,000,000. The Board of Directors is proposing the amendment to our shareholders for their approval at the Annual Meeting.

        The form of the proposed amendment to our Articles of Incorporation to effect the increase in our authorized shares of common stock is attached to this proxy statement as Exhibit A.

Background and Reasons for the Amendment

        Our Articles of Incorporation currently authorize the issuance of 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of March 28, 2019, the record date for this meeting, there were [    •    ] shares of common stock and no shares of preferred stock issued and outstanding. Of the remaining [    •    ] authorized but unissued shares of common stock, [    •    ] shares were reserved for issuance upon exercise of outstanding stock options and future issuances of stock awards under our 2013 Equity Incentive Plan, and [    •    ] shares were reserved for issuance upon exercise of outstanding stock options under our Amended and Restated 2004 Equity Plan. As a result, we had [    •    ] shares of common stock and 10,000,000 shares of preferred stock unreserved and available for future issuance as of March 28, 2019.

        We have been evaluating a broad range of strategic alternatives to further strengthen our capital base. Among the alternatives under consideration are the issuance of common stock. We do not currently have any agreements or commitments with respect to the issuance of any of the Company's securities. However, the Board of Directors believes that it is advisable to increase the number of authorized shares of common stock to ensure that we will have a sufficient number of shares to assure flexibility for the issuance of additional shares in the future. We may use the additional shares in connection with raising additional capital, merger and acquisition opportunities, the issuance of shares under current or future equity incentive plans for our directors, officers and employees, the issuance of stock dividends or stock splits, and other corporate purposes.

        If the authorization to increase the number of authorized shares was deferred until a specific need arose, the time and expense required to obtain necessary shareholder approval could prevent the Company from taking advantage of favorable strategic, business or financing opportunities. Historically, the Company has issued its common stock in moderation. Except for the shares authorized for the 2013 Equity Plan which has been approved by shareholders (including all subsequent amendments), the last instance in which the Company issued shares in the prior three years was in connection with the successful strategic acquisitions of Focus Bank, Tri-Valley Bank and United American Bank.

        Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in authorized shares of common stock is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

Procedure for Implementing the Authorized Share Increase

        The amendment to increase the authorized shares, if approved by our shareholders, would become effective upon the filing of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of California. If the amendment is approved by our shareholders, we expect to file the certificate of amendment effecting the increase in the authorized shares promptly upon such approval.

Authority of the Board of Directors to Issue Additional Shares of Common Stock

        If this amendment is approved and we are authorized to issue additional shares of common stock, the Board of Directors will determine whether, when, and on what terms to issue the additional shares of common stock without further action by our shareholders, unless shareholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction.

Dilution to Existing Shareholders

        Our shareholders do not have preemptive rights. Therefore, if we decide to issue additional shares of common stock, we would have the discretion to determine to whom we offer these additional shares and would not be obligated to first offer these shares to our existing shareholders. Except for a stock split or stock dividend, issuances of common shares will dilute the voting power and ownership of our existing shareholders and will dilute earnings or loss per share of common stock. Depending on the price at which the shares are issued, an issuance may reduce the per share book value of the Company's common shares.

No Appraisal Rights

        Under California law and our Articles of Incorporation, holders of our common stock will not be entitled to dissenter's rights or appraisal rights with respect to the authorized share increase.

Vote Required to Approve the Amendment and Recommendation

        Under California law and our Articles of Incorporation, the affirmative vote of holders of a majority of the shares of common stock issued and outstanding as of March 28, 2019, the record date for this meeting, is required to approve the amendment to the Articles of Incorporation.

Recommendation of the Board of Directors

        The Board of Directors recommends approval of the amendment to our Articles of Incorporation to increase the number of shares of common stock. The proxy holders intend to vote all proxies they hold in favor of the amendment. If no instruction is given, the proxy holders intend to vote FOR approval of the amendment to increase the number of authorized shares of common stock.

 PROPOSAL 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of Crowe LLP to serve as our independent registered public accounting firm for 2019, subject to ratification by our shareholders. A representative of Crowe LLP will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if so desired.

        We are asking our shareholders to ratify the selection of Crowe LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws, the SEC or the Nasdaq Stock Market, the Board is submitting the selection of Crowe LLP to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection of Crowe LLP, however, we reserve the discretion to retain Crowe LLP as our independent registered public accounting firm for 2019. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Audit Committee Report

        In accordance with its written charter adopted by the Company's Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During 2018, the Committee met 14 times. The Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer prior to public release. The Committee also discussed the interim financial statements with the Chief Financial Officer and the independent auditors prior, with and without management present, to the filing of each quarterly Form 10-Q and the annual report on Form 10-K.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee reviewed with both the independent auditors and the internal auditor's audit plans, scope, and results.

        The Committee discussed and reviewed with the independent auditor all communications required by the standards of the Public Company Accounting Oversights Board ("PCAOB"), including those described in Auditing Standard No. 1301, Communication with Audit Committees, and discussed and reviewed the results of the independent auditor's audit of the consolidated financial statements. The Committee also reviewed and discussed the results of the internal audit examinations.

        The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2018, with management and the independent auditors. The Committee has also reviewed "Management's Assessment over Financial Reporting" and the independent registered public accounting firm's opinion on the effectiveness of the Company's internal control over financial reporting, and discussed these reports and opinions with management and the independent registered public accounting firm prior to the Company's filing of its Annual Report on Form 10-K for the year ended December 31, 2018.

        Based on the above mentioned review and discussion with management and the independent auditors, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Heritage Commerce Corp Audit Committee
Steven L. Hallgrimson, Chair Julianne M. Biagini-Komas Laura Roden

March 14, 2019

        The Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Act of 1934, and shall not otherwise be deemed filed under these Acts.

Independent Registered Public Accounting Firm Fees

        The following table summarizes the aggregate fees billed to the Company by its independent auditor:

Category of Services	Fiscal Year 2018	Fiscal Year 2017
Audit fees(1)	$429,000	$412,500
Audit-related fees(2)	273,080	173,100
Tax fees(3)	149,450	134,600
All other fees	17,500	134,700

Total accounting fees	$869,030	$854,900

(1)
Fees for audit services for 2018 and 2017 consisted of the audit of the Company's annual financial statements, review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, and the audit of the Company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Fees for audit related services for 2018 and 2017 consisted of financial accounting and reporting consultations, consents and other services related to SEC matters, and audits of the consolidated financial statements of the Company's employee benefit plans.

(3)
Fees for tax services for 2018 and 2017 consisted of tax compliance and tax planning and advice.

•
Fees for tax compliance services totaled $101,000 and $68,800 in 2018 and 2017, respectively. Tax compliance services are those rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Such services consisted primarily of preparation of the Company's consolidated federal and state income tax returns, trust preferred returns and a limited liability company tax return for a subsidiary entity.

•
Tax planning and advice services are those rendered with respect to proposed transactions, assistance regarding the Internal Revenue Code Section 280(G) "excise tax gross-up" disclosures in the proxy statement for hypothetical events, and consultation with management regarding various internal control and accounting matters. Tax planning and advice services totaled $48,450 and $65,800 in 2018 and 2017, respectively.

(4)
All other fees consisted primarily of consulting services for the Company's strategic objectives merger and acquisitions, and other discussions.

        The ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees was 8.21% for 2018 and 30.64% for 2017.

        In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the Public Company Accounting Oversight Board.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to ensure that they do not impair the auditors' independence. The SEC's rules specify the types of non-audit services that the independent registered public accountants may not provide to its audit client and establish the Audit Committee's responsibility for administration of the engagement of the independent registered public accountants.

        Consistent with the SEC's rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accountants to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

Recommendation of the Audit Committee and the Board of Directors

        The Audit Committee of the Board of Directors and the Board of Directors recommends approval of the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019. The proxy holders intend to vote all proxies they hold in favor of the proposal. If no instruction is given, the proxy holders intend to vote FOR approval of the proposal.

 OTHER BUSINESS

        If any matters not referred to in this proxy statement come before the meeting, including matters incident to conducting the meeting, the proxy holders will vote the shares represented by proxies in accordance with their best judgment. Management is not aware of any other business to come before the meeting and, as of the date of the preparation of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the meeting.

SHAREHOLDER PROPOSALS

        Any shareholder that intends to propose business to be considered at the 2020 Annual Meeting must comply with the Company's Bylaws including providing the required notice to the Company's Corporate Secretary not later than the close of business on February [    •    ], 2020 nor earlier than January [    •    ], 2020. If a shareholder gives notice of such a proposal before or after these deadlines, proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal without discussion when and if the proposal is raised at the 2020 Annual Meeting of Shareholders.

        Proposals of shareholders intended to be presented for consideration at the 2020 Annual Meeting of Shareholders, and to be included in the Company's proxy statement for that meeting under SEC Rule 14a-8, must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 18, 2019, in a form that complies with applicable regulations.

HERITAGE COMMERCE CORP

Deborah Reuter Executive Vice President and Corporate Secretary

April [    •    ], 2019
San Jose, California

Exhibit A

Proposed Amendment to the Articles of Incorporation
to Increase the Number of
Authorized Shares of Common Stock

ARTICLE III

        a.     The total number of shares of stock that the corporation shall have authority to issue is 110,000,000 shares, which shall be divided into two classes as follows: (a) 100,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock (hereinafter "Preferred Shares").

EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/htbk Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 22, 2019.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 22, 2019.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and
FOR Proposal 4

1.	Election of Directors:	01 Julianne M. Biagini-Komas	05 Steven L. Hallgrimson	09 Ranson W. Webster
		02 Frank G. Bisceglia	06 Walter T. Kaczmarek	10 Keith A. Wilton	☐ Vote FOR	☐ Vote WITHHELD
		03 Jack W. Conner	07 Robert T. Moles		all nominees	from all nominees
		04 Jason DiNapoli	08 Laura Roden		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the following box.)

2.	Advisory proposal on executive compensation.				☐ For	☐ Against	☐ Abstain

3.	Amendment to the Company’s Articles of Incorporation to Increase the Number of Authorized Shares.				☐ For	☐ Against	☐ Abstain

4.	Ratification of selection of independent registered public accounting firm for the year ending December 31, 2019.				☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

This proxy card contains discretionary authority to your proxy to vote your shares on any other matter of which may be properly presented for action at the Annual Meeting.

Address Change? Mark Box		☐ Sign and Indicate changes below:			Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HERITAGE COMMERCE CORP

ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2019
1:00 P.M. PDT

150 Almaden Boulevard
San Jose, CA 95113

Heritage Commerce Corp 150 Almaden Boulevard San Jose, CA 95113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2019.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

By signing the Proxy, you revoke all prior proxies and appoint Walter T. Kaczmarek and Jack W. Conner and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matter which may come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

/XXX